UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

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The Timken Company

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Notice of
2008
Annual Meeting of
Shareholders
and
Proxy Statement

THE TIMKEN COMPANY
Canton, Ohio U.S.A.

Ward J. Timken, Jr.
Chairman - Board of Directors
The Timken Company
1835 Dueber Avneue, S.W.
P.O. Box 6927
Canton, OH 44706-0927 U.S.A.
Telephone: 330-438-3000

March 15, 2008

Dear Shareholder:

The 2008 Annual Meeting of Shareholders of The Timken Company will be held on Thursday, May 1, 2008, at one o’clock in the afternoon at the corporate offices of the Company in Canton, Ohio.

This year, you are being asked to act upon four matters. The first and second are the election of Directors and approval of changes to the Company’s Long-Term Incentive Plan recommended by your Board of Directors. The third and fourth are consideration of shareholder proposals that your Directors are recommending you do not support. Details of these matters are contained in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement.

Please read the enclosed information carefully before voting your shares. Voting your shares as soon as possible will ensure your representation at the meeting, whether or not you plan to attend.

I appreciate the strong support of our shareholders over the years and look forward to a similar vote of support at the 2008 Annual Meeting of Shareholders.

Sincerely,

Ward J. Timken, Jr.

Enclosure

THE TIMKEN COMPANY
Canton, Ohio

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of The Timken Company will be held on Thursday, May 1, 2008, at 1:00 p.m., at 1835 Dueber Avenue, S.W., Canton, Ohio, for the following purposes:
1.	To elect four Directors to serve in Class II for a term of three years.

2.	To approve The Timken Company Long-Term Incentive Plan, as Amended and Restated as of February 5, 2008.

3.	To consider a shareholder proposal submitted by the New York City Pension Funds requesting that the Company implement equal employment opportunity policies prohibiting discrimination based on sexual orientation and gender identity.

4.	To consider a shareholder proposal submitted by Gerald R. Armstrong to eliminate classification of terms of the Board of Directors and require that all Directors stand for election annually.

5.	To transact such other business as may properly come before the meeting.
Holders of Common Stock of record at the close of business on February 15, 2008, are the shareholders entitled to notice of and to vote at the meeting.
YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE POSTAGE-PAID ENVELOPE PROVIDED OR VOTE YOUR SHARES ELECTRONICALLY THROUGH THE INTERNET OR BY TELEPHONE. VOTING INSTRUCTIONS ARE PROVIDED ON THE ENCLOSED PROXY CARD.
SCOTT A. SCHERFF
Corporate Secretary and
Assistant General Counsel
March 15, 2008
YOUR VOTE IS IMPORTANT. PLEASE RETURN YOUR
PROXY CARD OR VOTE ELECTRONICALLY.

THE TIMKEN COMPANY

PROXY STATEMENT
     The enclosed proxy is solicited by the Board of Directors of The Timken Company (the “Company”) in connection with the Annual Meeting of Shareholders to be held on May 1, 2008, at 1:00 p.m. local time at the Company’s corporate offices, and at any adjournments and postponements thereof, for the purpose of considering and acting upon the matters specified in the foregoing Notice. The mailing address of the corporate offices of the Company is 1835 Dueber Avenue, S.W., Canton, Ohio 44706-2798. The approximate date on which this Proxy Statement and form of proxy will be first sent or given to shareholders is March 26, 2008.
     The Board of Directors is not aware that matters other than those specified in the foregoing Notice will be brought before the meeting for action. However, if any such matters should be brought before the meeting, the persons appointed as proxies may vote or act upon such matters according to their judgment.
ELECTION OF DIRECTORS
     The Company presently has thirteen Directors who, pursuant to the Company’s Amended Regulations, are divided into three classes with five Directors in Class I, four Directors in Class II and four Directors in Class III. At the 2008 Annual Meeting of Shareholders, four Directors will be elected to serve in Class II for a three-year term to expire at the 2011 Annual Meeting of Shareholders. Under Ohio law and the Company’s Amended Regulations, candidates for Director receiving the greatest number of votes will be elected. Abstentions and “broker non-votes” (where a broker, other record holder, or nominee indicates on a proxy card that it does not have authority to vote certain shares on a particular matter) will not be counted in the election of Directors and will not have any effect on the result of the vote.
     If any nominee becomes unable, for any reason, to serve as a Director, or should a vacancy occur before the election (which events are not anticipated), the Directors then in office may substitute another person as a nominee or may reduce the number of nominees as they deem advisable.
ITEM NO. 1
ELECTION OF CLASS II DIRECTORS
     The Board of Directors, by resolution at its February 5, 2008 meeting, based on the recommendation of the Nominating and Corporate Governance Committee of the Board, nominated the four individuals set forth below to be elected Directors in Class II at the 2008 Annual Meeting of Shareholders to serve for a term of three years expiring at the Annual Meeting of Shareholders in 2011 (or until their respective successors are elected and qualified). All of the nominees have been previously elected as a Director by the shareholders. Each of the nominees listed below has consented to serve as a Director if elected. At its February 5, 2008 meeting, the Board passed a resolution waiving its policy that a Director retire from the Board at the Annual Meeting of Shareholders after reaching age 72 for Mr. Toot.
     Unless otherwise indicated on any proxy, the persons named as proxies on the enclosed proxy form intend to vote the shares covered by such proxy form in favor of the nominees named below. The Board of Directors unanimously recommends a vote FOR the election of the nominees named below.

     The following table, based on information obtained in part from the respective nominees and in part from the records of the Company, sets forth information regarding each nominee as of January 10, 2008.

	Age; Principal Position or Office;	Director
	Business Experience for Last Five Years;	Continuously
Name of Nominee	Directorships of Publicly Held Companies	Since
Phillip R. Cox	60, President and Chief Executive Officer of Cox Financial Corporation, a financial services company, since 1972. Director of: Cincinnati Bell, Inc.; Diebold, Incorporated; Duke Energy Corporation; Touchstone Mutual Funds.	2004

Robert W. Mahoney	71, Chairman Emeritus of Diebold, Incorporated, a company specializing in the automation of self-service transactions, security products, software and service for its products, since 1999. Director of: Cincinnati Bell, Inc.; Sherwin-Williams Co.	1992

Ward J. Timken, Jr.	40, Chairman — Board of Directors of The Timken Company, since 2005. Previous positions: Vice Chairman and President — Steel, 2005; Executive Vice President and President — Steel, 2004-2005; Corporate Vice President — Office of the Chairman, 2000-2003.	2002

Joseph F. Toot, Jr.	72, Retired President and Chief Executive Officer of The Timken Company, since 1998. Director of: PSA Peugeot Citroen; Rockwell Automation, Inc.; Rockwell Collins, Inc. Automation, Inc.; Rockwell Collins, Inc.	1968

CONTINUING DIRECTORS
     The remaining nine Directors, named below, will continue to serve in their respective classes until their respective terms expire. The following table, based on information obtained in part from the respective Directors and in part from the records of the Company, sets forth information regarding each continuing Director as of January 10, 2008.

	Age; Principal Position or Office;		Director
	Business Experience for Last Five Years;	Term	Continuously
Name of Director	Directorships of Publicly Held Companies	Expires	Since
James W. Griffith	54, President and Chief Executive Officer of The Timken Company, since 2002.	2010	1999
	Director of: Goodrich Corporation.

Jerry J. Jasinowski	69, Retired President and Chief Executive Officer of the National Association of Manufacturers and Retired President of The Manufacturing Institute, the education and research arm of the National Association of Manufacturers, the nation’s largest industrial trade association, since 2006.	2010	2004
	Previous positions: President — The Manufacturing Institute, 2005-2006; President and Chief Executive Officer — National Association of Manufacturers, 1990-2004.
	Director of: Harsco Corporation; The Phoenix Companies, Inc.

John A. Luke, Jr.	59, Chairman and Chief Executive Officer of MeadWestvaco Corporation, a leading global producer of packaging, coated and specialty papers, consumer and office products, and specialty chemicals, since 2003.	2010	1999
	Previous positions: Chairman, President and Chief Executive Officer of MeadWestvaco Corporation, 2003; President and Chief Executive Officer of MeadWestvaco Corporation, 2002-2003; Director of: The Bank of New York Mellon Corporation; FM Global; MeadWestvaco Corporation.

Joseph W. Ralston	64, Vice Chairman, The Cohen Group, an organization that provides clients with comprehensive tools for understanding and shaping their business, political, legal, regulatory and media environments, since 2003. Previous positions: General — United States Air Force (Retired); Supreme Allied Commander, Europe, NATO, 2000-2003.	2009	2003
	Director of: Lockheed Martin Corporation; URS Corporation.

	Age; Principal Position or Office;		Director
	Business Experience for Last Five Years;	Term	Continuously
Name of Director	Directorships of Publicly Held Companies	Expires	Since
John P. Reilly	64, Retired Chairman, President and Chief Executive Officer of Figgie International, an international diversified operating company, since 1998.	2009	2006
	Director of: Exide Corporation (Chairman); Material Sciences Corporation; Marshfield Door Systems.

Frank C. Sullivan	47, President and Chief Executive Officer of RPM International Inc., a world leader in specialty coatings, since 2002.	2010	2003
	Director of: RPM International Inc.

John M. Timken, Jr.	56, Private Investor.	2009	1986

Ward J. Timken	65, President — Timken Foundation of Canton, a private, charitable foundation to promote civic betterment through capital fund grants, since 2004. Previous position: Vice President of The Timken Company, 1992-2003.	2010	1971

Jacqueline F. Woods	60, Retired President of at&t Ohio, a telecommunications company, since 2000. Director of: School Specialty, Inc.; The Anderson’s Inc.	2009	2000
     Ward J. Timken is the father of Ward J. Timken, Jr. and the cousin of John M. Timken, Jr.
Independence Determinations
     The Board of Directors has adopted the independence standards of the New York Stock Exchange listing requirements for determining the independence of Directors. Those standards are annexed to this Proxy Statement as Appendix A. The Board has determined that the following continuing Directors and Director nominees have no material relationship with the Company and meet those independence standards: Phillip R. Cox, Jerry J. Jasinowski, John A. Luke, Jr., Robert W. Mahoney, Joseph W. Ralston, John P. Reilly, Frank C. Sullivan, John M. Timken, Jr., Joseph F. Toot, Jr., and Jacqueline F. Woods. With respect to John M. Timken, Jr., the Board determined that his family relationship to Ward J. Timken and Ward J. Timken, Jr. does not impair his independence. Further, with respect to the finding that Joseph F. Toot, Jr., a former Chief Executive Officer of the Company, is independent, important factors considered by the Board included the fact that Mr. Toot retired as an executive of the Company in 1998 and that he receives no cash compensation from the Company (excluding his pension) other than Director fees. The Board found that the office space and administrative support supplied to Mr. Toot by the Company do not create a material relationship.
Related Party Transactions Approval Policy
     The Company’s Directors and executive officers are subject to the Company’s Standard of Business Ethics Policy, which requires that any potential conflicts of interest, such as significant transactions with related parties, be reported to the Company’s General Counsel. The Company’s Directors and executive officers are also subject to the Company’s Policy Against Conflicts of Interest, which requires that an employee or Director avoid placing himself or herself in a position in which his or her personal interests could interfere in any way with the interests of the Company. While not every situation can be identified in a written policy, the Policy Against Conflicts of Interest does specifically prohibit the following situations:

•	Competing against the Company.

•	Holding a significant financial interest in a company doing business with or competing with the Company.

•	Accepting gifts, gratuities or entertainment from any customer, competitor or supplier of goods or services to the Company except to the extent they are customary and reasonable in amount and not in consideration for an improper action by the recipient.

•	Using for personal gain any business opportunities that are identified through a person’s position with the Company.

•	Using Company property, information or position for personal gain. All Company property including proprietary and confidential information, may be used only in connection with Company business. The duty to preserve the confidentiality of proprietary and confidential information continues even after a person has left the Company.

•	Maintaining other employment or a business that adversely affects a person’s job performance at the Company.

•	Doing business on behalf of the Company with a relative or another company employing a relative.
     In the event of any potential conflict of interest, pursuant to the charter of the Nominating and Corporate Governance Committee and the provisions of the Standards of Business Ethics Policy and the Policy Against Conflicts of Interest, the Committee would review and, considering such factors as it deems appropriate under the circumstances, make a determination as to whether to grant a waiver to the policies for any such situation. Any waiver would be promptly disclosed to shareholders.
Board and Committee Meetings
     The Board of Directors has an Audit Committee, a Compensation Committee, a Finance Committee, and a Nominating and Corporate Governance Committee. During 2007, there were ten meetings of the Board of Directors, nine meetings of its Audit Committee, five meetings of its Compensation Committee, three meetings of its Nominating and Corporate Governance Committee, and three meetings of its Finance Committee. All nominees for Director and all continuing Directors attended 75 percent or more of the meetings of the Board and its Committees on which they served. It is the policy of the Company that all members of the Board of Directors attend the Annual Meeting of Shareholders, and in 2007, all members except one were available to attend the meeting. At each regularly scheduled meeting of the Board of Directors, the Nonemployee Directors and the independent Directors also meet separately in executive sessions. The Chairpersons of the standing committees preside over those sessions on a rotating basis.

DIRECTOR COMPENSATION
Cash Compensation
     Each Nonemployee Director who served in 2007 was paid at the annual rate of $60,000 for services as a Director. In addition to base Director compensation, the following fees are earned, depending on which committee(s) and in which capacity each Nonemployee Director serves:

Committee	Chairperson Fee	Member Fee
Audit	$30,000	$15,000
Compensation	$15,000	$7,500
Finance	$15,000	$7,500
Nominating & Corporate Governance	$15,000	$7,500

Stock Compensation
     Each Nonemployee Director serving at the time of the Annual Meeting of Shareholders on May 1, 2007, received a grant of 2,500 shares of Common Stock under The Timken Company Long-Term Incentive Plan, as Amended and Restated (the “Long-Term Incentive Plan”), following the meeting. The shares received are required to be held by each Nonemployee Director until his or her departure from the Board of Directors. Upon a Director’s initial election to the Board, each new Nonemployee Director receives a grant of 2,000 restricted shares of Common Stock under the Long-Term Incentive Plan, which vest over a five-year period. No such grants were made in 2007. In 2007, the Compensation Committee of the Board of Directors adopted share ownership guidelines that require Directors to own Common Stock equal to at least three times the value of the annual rate of base cash compensation for Directors. Directors are expected to achieve this ownership level within five years of the time they join the Board.
Compensation Deferral
     Any Director may elect to defer the receipt of all or a specified portion of his or her cash and/or stock compensation in accordance with the provisions of The Director Deferred Compensation Plan adopted by the Board on February 4, 2000. Pursuant to the plan, cash fees can be deferred into a notional account and paid at a future date requested by the Director. The account will be adjusted through investment crediting options, which include interest earned quarterly at a rate based on the prime rate plus one percent or the total shareholder return of the Company’s Common Stock, with amounts paid either in a lump sum or in installments in cash. Stock compensation can be deferred to a future date and paid either in a lump sum or installments and is payable in shares plus a cash amount representing dividend equivalents during the deferral period.
2007 Compensation
     The following table provides details of Director compensation in 2007:

Name	Fees Earned or	Stock Awards	All Other
(1)	Paid in Cash	(2)	Compensation		Total
Phillip R. Cox	$92,500	$91,470	$0		$183,970
Jerry Jasinowski	$75,000	$90,340	$30,969	(3)	$196,309
John A. Luke, Jr.	$82,500	$82,325	$32,283	(3)	$197,108
Robert W. Mahoney	$90,000	$82,325	$30,856	(3)	$203,181
Joseph W. Ralston	$75,000	$87,551	$23,743	(3)	$186,294
John P. Reilly	$82,500	$88,985	$26,817	(3)	$198,302
Frank C. Sullivan	$97,500	$88,558	$0		$186,058
John M. Timken, Jr.	$82,500	$82,325	$0		$164,825
Ward J. Timken	$60,000	$82,325	$0		$142,325
Joseph F. Toot, Jr.	$75,000	$82,325	$50,916	(4)	$208,241
Jacqueline F. Woods	$75,000	$82,325	$28,463	(3)	$185,788

(1)	Ward J. Timken, Jr., Chairman of the Board of Directors and James W. Griffith, President and Chief Executive Officer, are not included in this table as they are employees of the company and receive no compensation for their services as Directors.

(2)	The entire award of 2,500 shares of Common Stock on May 1, 2007, vested upon grant and expense under FAS 123R was immediately recognized upon grant, amounting to $82,325 for each Director. The remaining amounts shown in this column are the expense recognized under FAS 123R for 2007 from the one-time grant of 2,000 restricted shares received by each Director upon joining the Board. Those amounts are as follows: Mr. Cox — $9,145; Mr. Jasinowski — $8,015; Mr. Ralston — $5,226; Mr. Reilly — $6,660; and Mr. Sullivan — $6,233.

As of December 31, 2007, each Nonemployee Director has the following number of outstanding options and unvested shares from previous grants:

Name	Outstanding Options		Unvested Restricted Shares
Phillip R. Cox	3,000		800
Jerry Jasinowski	6,000		800
John A. Luke, Jr.	18,000		0
Robert W. Mahoney	18,000		0
Joseph W. Ralston	6,000		400
John P. Reilly	0		1,600
Frank C. Sullivan	6,000		400
John M. Timken, Jr.	0		0
Ward J. Timken	30,000	(a)	0
Joseph F. Toot, Jr.	9,000		0
Jacqueline F. Woods	18,000		0

(a)	Outstanding options for Ward J. Timken include grants awarded when he was an employee of the Company.
(3)	Represents expenses related to spouses accompanying Directors to a meeting of the Board of Directors in China, including air fare, meals and activities, and the gross-ups to reimburse the Directors for the estimated taxes on the imputed income attributable to these expenses. Tax gross-ups were $13,471 for Mr. Jasinowski; $13,155 for Mr. Luke; $12,872 for Mr. Mahoney; $8,310 for Mr. Ralston; $10,190 for Mr. Reilly; and $11,874 for Mrs. Woods.

(4)	As a former Chief Executive Officer of the Company, Mr. Toot is provided an office, administrative support and home security system monitoring. These items are valued at the Company’s cost, and the office and administrative support constitute approximately 99% of the total value.
AUDIT COMMITTEE
     The Company has a standing Audit Committee of the Board of Directors. The Audit Committee has oversight responsibility with respect to the Company’s independent auditors and the integrity of the Company’s financial statements. The Audit Committee is composed of Frank C. Sullivan (Chairman), Phillip R. Cox, Robert W. Mahoney, John P. Reilly, and John M. Timken, Jr. All members of the Audit Committee are independent as defined in the listing standards of the New York Stock Exchange. The Board of Directors of the Company has determined that the Company has at least one audit committee financial expert serving on the Audit Committee, and has designated Frank C. Sullivan as that expert.
     The Audit Committee’s charter is available on the Company’s website at www.timken.com and copies are available upon request to the Company’s Corporate Secretary using the process described on page 54 of this Proxy Statement.

AUDIT COMMITTEE REPORT
     The Audit Committee has reviewed and discussed with management and the Company’s independent auditors the audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. The Audit Committee has also discussed with the Company’s independent auditors the matters required to be discussed pursuant to Statement of Accounting Standards 61 (Codification of Statements on Auditing Standards, Communication with Audit Committees).
     The Audit Committee has received and reviewed the written disclosure and the letter from the Company’s independent auditors required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), has discussed with the Company’s independent auditors such independent auditors’ independence, and has considered the compatibility of non-audit services with the auditors’ independence.
     Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the Securities and Exchange Commission.
Frank C. Sullivan, Chairman
Phillip R. Cox
Robert W. Mahoney
John P. Reilly
John M. Timken, Jr.
COMPENSATION COMMITTEE
     The Company has a standing Compensation Committee. The Compensation Committee establishes and administers the Company’s policies, programs and procedures for compensating its senior management and Board of Directors. Members of the Compensation Committee are John A. Luke, Jr. (Chairman), Jerry J. Jasinowski, Joseph W. Ralston, John P. Reilly, and Jacqueline F. Woods. All members of the Compensation Committee are independent as defined in the listing standards of the New York Stock Exchange.
     The Company, with the guidance and approval of the Compensation Committee of the Board of Directors, has developed compensation programs for executive officers, including the Chief Executive Officer and the other executive officers named in the Summary Compensation Table (the “named executive officers”), that are intended to provide a total compensation package that enables the Company to attract, retain and motivate superior quality executive management; rewards executive management for financial performance and the achievement of strategic objectives; and aligns the financial interests of executive management with those of shareholders. The Compensation Committee determines specific compensation elements for the Chief Executive Officer and considers and acts upon recommendations made by the Chief Executive Officer regarding the other executive officers.
     The agenda for meetings of the Compensation Committee is determined by its Chairman with the assistance of the Senior Vice President — Human Resources and Organizational Advancement. The meetings are regularly attended by the Chairman of the Board, Chief Executive Officer, Executive Vice President — Finance and Administration, Senior Vice President and General Counsel, Senior Vice President — Human Resources and Organizational Advancement and Director — Total Rewards. At each meeting, the Compensation Committee meets in executive session. The Chairman of the Compensation Committee reports the Committee’s actions regarding compensation of executive officers to the full Board of Directors. The Company’s Human Resources and Organizational Advancement department supports the Compensation Committee in its duties and may be delegated certain administrative duties in connection with the Company’s compensation programs. The Committee has the sole authority to retain and terminate compensation consultants to assist in the evaluation of Director or executive officer compensation and the sole authority to approve the fees and other retention terms of any compensation consultants. The Compensation Committee has engaged Towers Perrin, a global professional services firm, to conduct annual reviews of its total compensation programs for executive officers and, from time-to-time, to review the total compensation of Directors. Towers Perrin also provides information to the Compensation Committee on trends in executive compensation and other market data.

     With respect to Director compensation, as stated above, the Compensation Committee periodically engages Towers Perrin to conduct reviews of total Director compensation, and the Committee then recommends to the full Board of Directors changes in Director compensation that will enhance the Company’s ability to attract and retain qualified Directors.
     The Compensation Committee’s charter is available on the Company’s website at www.timken.com and copies are available upon request to the Company’s Corporate Secretary using the process described on page 54 of this Proxy Statement.
COMPENSATION COMMITTEE REPORT
     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (the “CD&A”) for the year ended December 31, 2007, with management. In reliance on the review and discussion referred to above, the Compensation Committee recommended to the Board of Directors, and the Board has approved, that the CD&A be included in this Proxy Statement for the year ended December 31, 2007, for filing with the Securities and Exchange Commission.
John A. Luke, Jr. (Chairman)
Jerry J. Jasinowski
John P. Reilly
Joseph W. Ralston
Jacqueline F. Woods
NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
     The Company has a standing Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for, among other things, evaluating new Director candidates and incumbent Directors, and recommending Directors to serve as members of the Board committees. Members of the Nominating and Corporate Governance Committee are Robert W. Mahoney (Chairman), Jerry J. Jasinowski, John A. Luke, Jr., Joseph W. Ralston, Joseph F. Toot, Jr., and Jacqueline F. Woods. All members of the Committee are independent as defined in the listing standards of the New York Stock Exchange.
     Director candidates recommended by shareholders will be considered in accordance with the Company’s Amended Regulations. In order for a shareholder to submit a recommendation, the shareholder must deliver a communication by registered mail or in person to the Nominating and Corporate Governance Committee, c/o The Timken Company, 1835 Dueber Avenue, S.W., P.O. Box 6932, Canton, Ohio 44706-0932. Such communication should include the proposed candidate’s qualifications, any relationship between the shareholder and the proposed candidate and any other information that the shareholder would consider useful for the Nominating and Corporate Governance Committee to consider in evaluating such candidate. The Board of Directors’ General Policies and Procedures provide that general criteria for Director candidates include, but are not limited to, the highest integrity and ethical standards, the ability to provide wise and informed guidance to management, a willingness to pursue thoughtful, objective inquiry on important issues before the Company, and a range of experience and knowledge commensurate with the Company’s needs as well as the expectations of knowledgeable investors. The Nominating and Corporate Governance Committee will consider individuals it believes to be qualified to become Directors and will recommend candidates to the Board of Directors to fill new or vacant positions. In recommending candidates, the Committee will consider such factors as it deems appropriate, consistent with the factors set forth in the Board of Directors’ General Policies and Procedures. The Nominating and Corporate Governance Committee is also responsible for reviewing the qualifications of, and making recommendations to the Board of Directors for, Director nominations submitted by shareholders. All Director nominees are evaluated in the same manner by the Nominating and Corporate Governance Committee, without regard to the source of the nominee recommendation.
     The Nominating and Corporate Governance Committee’s charter is available on the Company’s website at www.timken.com and copies are available upon request to the Company’s Corporate Secretary using the process described on page 54 of this Proxy Statement.

     The Company’s code of business conduct and ethics, called the “Standards of Business Ethics Policy,” and its corporate governance guidelines, called the “Board of Directors’ General Policies and Procedures,” are reviewed annually by the Nominating and Corporate Governance Committee and are available on the Company’s website at www.timken.com. Copies are available upon request to the Company’s Corporate Secretary using the process described on page 54 of this Proxy Statement.
FINANCE COMMITTEE
     The Company has a standing Finance Committee. The Committee advises and consults with management and the Board of Directors regarding capital structure, dividend and investment policies and other financial matters affecting the Company. Members of the Finance Committee are Phillip R. Cox (Chairman), Frank C. Sullivan, John M. Timken, Jr. and Joseph F. Toot, Jr. All members of the Finance Committee are independent as defined in the listing standards of the New York Stock Exchange.
     The Finance Committee’s charter is available on the Company’s website at www.timken.com and copies are available upon request to the Company’s Corporate Secretary using the process described on page 54 of this Proxy Statement.

BENEFICIAL OWNERSHIP OF COMMON STOCK
     The following table shows, as of January 10, 2008, the beneficial ownership of Common Stock of the Company by each continuing Director, nominee for Director and executive officer named in the Summary Compensation Table on page 26 of this Proxy Statement, and by all continuing Directors, nominees for Director and executive officers as a group. Beneficial ownership of Common Stock has been determined for this purpose in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 and is based on the sole or shared power to vote or direct the voting or to dispose or direct the disposition of Common Stock. Beneficial ownership as determined in this manner does not necessarily bear on the economic incidents of ownership of Common Stock.

	Amount and Nature of Beneficial Ownership of Common Stock
	Sole Voting		Shared Voting
	Or Investment		or Investment		Aggregate		Percent of
Name	Power (1)		Power		Amount (1)		Class
Michael C. Arnold	147,074		0		147,074		*

Phillip R. Cox	10,200	(2)	0		10,200	(2)	*

Glenn A. Eisenberg	110,177		0		110,177		*

James W. Griffith	673,264		40,964		714,228		*

Jerry J. Jasinowski	14,200	(2)	0		14,200	(2)	*

John A. Luke, Jr.	30,171		0		30,171		*

Robert W. Mahoney	32,281		0		32,281		*

Salvatore J. Miraglia, Jr.	125,790		0		125,790

Joseph W. Ralston	20,655		0		20,655		*

John P. Reilly	4,599		0		4,599		*

Frank C. Sullivan	16,100	(2)	0		16,100	(2)	*

John M. Timken, Jr.	579,700	(3)	953,160	(4)	1,532,860	(3) (4)	1.5%

Ward J. Timken	492,765		6,482,121	(4)	6,974,886	(4)	7.2%

Ward J. Timken, Jr.	387,818		5,309,754	(4)	5,697,572	(4)	5.9%

Joseph F. Toot, Jr.	73,856		200		74,056		*

Jacqueline F. Woods	28,869		0		28,869		*

All Directors, Nominees for Director and executive officers as a Group (5)	3,000,085		6,985,255		9,985,340		10.2%

*	Percent of class is less than 1%.

(1)	The following table provides additional details regarding beneficial ownership of Common Stock:

		Vested Deferred	Deferred
	Outstanding	Restricted	Common
Name	Options (a)	Shares (b)	Shares (c)
Michael C. Arnold	72,950	0	0
Phillip R. Cox	3,000	1,200	3,500
Glenn A. Eisenberg	35,000	0	0
James W. Griffith	461,000	20,000	0
Jerry J. Jasinowski	6,000	1,200	6,000
John A. Luke, Jr.	6,000	0	0
Robert W. Mahoney	18,000	0	0
Salvatore J. Miraglia, Jr.	46,500	10,000	0
Joseph W. Ralston	6,000	0	7,000
Frank C. Sullivan	6,000	1,600	0
Ward J. Timken	30,000	0	0
Ward J. Timken, Jr.	201,750	0	0
Joseph F. Toot, Jr.	9,000	0	0
Jacqueline F. Woods	18,000	0	7,500

(a)	Includes the shares which the individual named in the table has the right to acquire, on or before March 10, 2008, through the exercise of stock options pursuant to the Long-Term Incentive Plan. Including those listed, all Directors, Nominees and executive officers as a group have the right to acquire 1,089,475 shares on or before March 10, 2008, through the exercise of stock options pursuant to the Long-Term Incentive Plan. These shares have been treated as outstanding for the purpose of calculating the percentage of the class beneficially owned by such individual or group, but not for the purpose of calculating the percentage of the class owned by any other person.

(b)	Awarded as annual grants under the Long-Term Incentive Plan, which will not be issued until a later date under The Director Deferred Compensation Plan.

(c)	Deferred under the 1996 Deferred Compensation Plan.
(2)	Does not include unvested deferred restricted shares held by the following individuals: Phillip R. Cox — 800; Jerry J. Jasinowski — 800; and Frank C. Sullivan — 400.

(3)	Includes 197,886 shares for which John M. Timken, Jr. has sole voting and investment power as trustee of three trusts created as the result of distributions from the estate of Susan H. Timken.

(4)	Includes shares for which another individual named in the table is also deemed to be the beneficial owner, as follows: John M. Timken, Jr. — 500,000; Ward J. Timken — 5,800,944; Ward J. Timken, Jr. — 5,300,944.

(5)	The number of shares beneficially owned by all Directors, nominees for Directors and executive officers as a group has been calculated to eliminate duplication of beneficial ownership. This group consists of 20 individuals.

     The following table gives information known to the Company about each beneficial owner of more than 5% of Common Stock of the Company.

Beneficial Owner	Amount	Percent of Class
Timken family (1)	10,666,297 shares	11%
Barclays Global Investors, N.A. (2)	8,731,432 shares	9.1%
Massachusetts Financial Services Company (3)	8,164,179 shares	8.5%
Participants in The Timken Company Savings and Investment Pension Plan (4)	6,963,018 shares	7.2%
Lord, Abbett & Co. LLC (5)	6,668,915 shares	7.0%

(1)	Members of the Timken family, including John M. Timken, Jr.; Ward J. Timken; and Ward J. Timken, Jr., have in the aggregate sole or shared voting power with respect to at least an aggregate of 10,666,297 shares (11%) of Common Stock, which amount includes 231,750 shares that members of the Timken family have the right to acquire on or before March 10, 2008. The Timken Foundation of Canton, 200 Market Avenue, North, Suite 210, Canton, Ohio 44702, holds 5,247,944 of these shares, representing 5.4% of the outstanding Common Stock. Ward J. Timken; Joy A. Timken; Ward J. Timken, Jr.; and Nancy S. Knudsen are trustees of the Foundation and share the voting and investment power with respect to such shares.

(2)	A filing with the Securities and Exchange Commission dated January 10, 2008, by Barclays Global Investors, N.A., 45 Fremont Street, San Francisco, California 94105, indicated that it has or shares voting or investment power over 8,731,432 shares (9.1%) of the Company’s outstanding Common Stock.

(3)	A filing with the Securities and Exchange Commission dated February 12, 2008, by Massachusetts Financial Services Company, 500 Boylston Street, Boston, Massachusetts 02116, indicated that it has or shares voting or investment power over 8,164,179 shares (8.5%) of the Company’s outstanding Common Stock.

(4)	Trustee of the plan is J. P. Morgan Retirement Plan Services LLC, P.O. Box 419784, Kansas City, MO 64179-0654.

(5)	A filing with the Securities and Exchange Commission dated February 14, 2008, by Lord, Abbett & Co. LLC, 90 Hudson Street, Jersey City, New Jersey 07302, indicated that it has voting or investment power over 6,668,915 shares (7.0%) of the Company’s outstanding Common Stock.

COMPENSATION DISCUSSION AND ANALYSIS
Overview
     The Company, with the guidance and approval of the Compensation Committee of the Board of Directors, has developed compensation programs for executive officers, including the Chief Executive Officer and the other executive officers named in the Summary Compensation Table (the “named executive officers”), that are intended to provide a total compensation package that:
•	enables the Company to attract, retain and motivate superior quality executive management;

•	rewards executive management for financial performance and the achievement of strategic objectives; and

•	aligns the financial interests of executive management with those of shareholders.
     The Company meets these objectives through a balance of current and long-term as well as cash and non-cash compensation. The elements of executive compensation consist of base salary and annual performance award, long-term incentives including performance units, stock options and restricted shares, retirement income programs and other benefits. Each element of compensation meets one or more of the objectives described above.
     For 2007, the Company took the following actions in support of these objectives for the key elements of executive compensation:
     Salary: Base salaries for each of the named executive officers were increased by varying percentages ranging from 2.6% to 6.4%, plus an additional increase in one case as a result of a promotion. The increase for the Chief Executive Officer was his first salary increase in 26 months. See “Base Salary” below.
     Annual Performance Award: Payouts under the Senior Executive Management Performance Plan were approved at 77% of the target opportunity for the Chief Executive Officer and the Chairman and between 69% and 88% of target for the other named executive officers. See “Annual Performance Award” below.
     Long-Term Incentives: Company performance for performance units covering the 2004-2007 period exceeded the target levels for both financial performance measures (average return on equity and compound annual sales growth) and payouts were approved for the named executive officers at 112% percent of target level. See “Long-Term Incentives—Performance Units” below. The named executive officers also received awards of stock options and restricted stock as in prior years.
     The Compensation Committee believes that executive compensation for 2007 appropriately reflected management’s performance. The Company had record sales in 2007, with net income per diluted share among the highest in the Company’s history. The Steel and Industrial Groups both generated record sales and profits. And the Company maintained a strong balance sheet while improving its pension funding and advancing its strategic objectives.
Executive Compensation Program Design
     The Company’s executive compensation programs are designed to deliver fair compensation in light of competitive market practices, balanced with the desire to meet the Company’s performance aspirations and create long-term value for shareholders.
     The Company annually reviews survey data from nationally recognized consulting firms. Collectively, these databases reflect the pay practices of hundreds of companies from a range of industries. The Company has chosen to use information regarding the pay practices of approximately 340 companies in these databases with annual revenues between $2.5 and $10 billion, because the Company believes the size and complexity of the organization should be reflected in how compensation is determined and believes that revenues are an appropriate indicator of size and complexity. The decision to consider the survey data for companies with annual revenues in this range in setting executive compensation levels reflects the Company’s view that general industrial companies of comparable size are the main source of and the market for the Company’s senior executive talent and ensures that the Company is positioned to attract and retain qualified senior executives in the face of competitive pressures in its relevant general labor markets.
     Guidelines for salaries, annual incentives and long-term incentive grants are based on the 50th percentile of the general industry data for each position. The Company may provide compensation above or below the 50th percentile for a particular position, based on internal factors such as the executive’s operating responsibilities, experience level, retention risk and tenure and performance in the position. The Company believes that targeting pay at the median in aggregate and adjusting pay above or below median for individual positions provides the proper balance between establishing fair and reasonable pay levels needed to attract and retain qualified executives and requiring that performance exceed expectations in order to deliver pay that is higher than that provided by the majority of companies in the comparison group.
     The Company does not have a prescribed mix between short-term and long-term or cash and non-cash compensation, but rather establishes target compensation levels that are consistent with market practices relative to base salaries, annual incentive awards and long-term incentive values, and the Compensation Committee’s assessment of the appropriate mix for the position. Current compensation provides needed personal liquidity, focuses executives on short-term priorities and dampens the impact of a volatile stock market. Providing a significant portion of executive compensation in the form of long-term compensation strengthens the alignment of executives to the long-term performance of the Company and provides a balance against short-term decision making.
     The mix between current and long-term or cash and non-cash compensation varies by management level. For example, the Chief Executive Officer and Chairman positions receive more of their total compensation (excluding retirement income) in the form of long-term compensation relative to the other named executive officers, with both receiving approximately 40% in current compensation and 60% in long-term compensation, made up of approximately:
•	20% in current cash base salary;

•	20% in current cash bonus tied to annual performance goals;

•	20% in long-term cash bonus pay tied to performance over a three-year cycle; and

•	40% in long-term equity incentive compensation (stock options and restricted shares).
     In comparison, the other named executive officers receive approximately 50% in current compensation and 50% in long-term compensation, with approximately 65% to 70% in cash and 30% to 35% in non-cash compensation. Positions lower in the organization have a greater emphasis on current pay. This reflects the Company’s view that more senior executives should have a more significant incentive to focus on and drive the long-term performance of the Company. The Chief Executive Officer and the Chairman are expected to focus more than other senior executives on strategic issues that drive long-term performance, while priorities for executives lower in the organization are more heavily focused on shorter-term operational results.
     Cash is used for both current and long-term compensation, while non-cash compensation (i.e., share-based awards) is generally used only for long-term compensation. Cash compensation includes base salary, annual incentive awards and performance units, which are cash-based awards payable at the end of three years subject to attainment of certain corporate performance targets. Non-cash compensation includes stock option grants and restricted share grants. Compensation tied to equity is intended to align the recipient’s interests with shareholders and cause changes in stock price to have a meaningful impact on the recipient’s personal wealth.
Pay-Setting Process
     The Chief Executive Officer and the Senior Vice President - Human Resources and Organizational Advancement prepare compensation recommendations for the named executive officers (other than the Chief Executive Officer and the Chairman) and present these recommendations to the Compensation Committee. The Chief Executive Officer’s and Chairman’s compensation packages are determined by the Compensation Committee and approved by the independent members of the Board of Directors during executive session.
     The Company compares each element of compensation provided to its executive officers to the market data, and considers the total compensation package in relation to the target established for the position, taking into account the scope of responsibilities of the particular position. Total compensation (base salary, annual incentives and long-term incentive grants) is evaluated in relation to the total compensation of comparable positions derived from the general market data. For example, the amount of Mr. Griffith’s compensation is higher than the other named executives because it reflects the competitive market for chief executive officer services, and not because of compensation policies different from those applied to the other named executive officers.
     Following completion of this analysis and development of proposed base salary ranges, target annual performance award opportunities and long-term incentive grants, an external compensation consultant reviews the information and discusses the findings with the Compensation Committee. As part of this process, the Compensation Committee reviews all the components of the Chief Executive Officer‘s and the other named executive officers’ compensation and determines that each individual’s total compensation is reasonable and consistent with the Company’s compensation philosophy. The Compensation Committee may also consider additional factors that may cause it to adjust a particular element of an executive’s compensation, such as the executive’s operating responsibilities, experience level, retention risk and tenure and performance in the position. The Compensation Committee then approves, with any modifications it deems appropriate, base salary ranges, target annual performance award opportunities and long-term incentive grants for the Company’s executive officers. The amount of past compensation realized or potentially realizable does not directly impact the level at which current and long-term pay opportunities are set.
     The company analyzes the overall expense arising from aggregate executive compensation levels and awards and the components of the Company’s pay, as well as the accounting and tax treatment of such programs. The Company has addressed the impact of Section 162(m) of the Internal Revenue Code by obtaining shareholder approval of the Senior Executive Management Performance Plan and the Long-Term Incentive Plan and by allowing certain grants under the Long-Term Incentive Plan to qualify as performance-based compensation. The Chief Executive Officer and the other named executive officers all participated in the Senior Executive Management Performance plan for 2007. The Compensation Committee considers the deductibility of compensation and benefits for Federal income tax purposes, along with other relevant factors, when determining executive compensation practices.
     The Compensation Committee engages an external compensation consultant in connection with its oversight of the design, development and implementation of the Company’s executive pay programs. During 2007, the Compensation Committee determined that Towers Perrin would provide this service for a multi-year engagement. In 2007, Towers Perrin’s primary areas of assistance were:
•	Gathering market compensation practice information related to questions raised by the Compensation Committee and management;

•	Reviewing information developed by management for the Compensation Committee and providing its input on such information to the Committee;

•	Attending and participating in meetings with the Committee, as well as briefings with the Committee Chair and management prior to meetings; and

•	Reviewing with management and the Committee materials to be used in the Company’s Proxy Statement.
     The Compensation Committee has authorized Towers Perrin to interact with the Company’s management, as needed, on behalf of the Compensation Committee, such as to obtain or confirm information.
Base Salary
     Base salaries for the named executive officers are intended to reflect the scope of their responsibilities, the length of their experience performing those responsibilities and their performance. Base salary ranges for executive officers are determined by the Compensation Committee based on external surveys of salary practices for positions with similar levels of responsibility. Base salaries for the named executive officers are reviewed by the Compensation Committee annually in light of each officer’s experience, leadership, current salary and position in the salary range.
     Following this review process in 2007, the Compensation Committee determined to increase Mr. Griffith’s base salary by 4%, to $988,000. Mr. Griffith’s base salary increase was implemented 26 months after his last increase. Mr. Timken’s base salary was also increased by 4%, to $780,000, effective 19 months after his last increase. Messrs. Eisenberg, Arnold and Miraglia received base salary increases of 2.6%, 4.2% and 6.4%, respectively, effective in each case 12 months after the last increase. In addition, on September 1, 2007, Mr. Arnold received a base salary increase of 18% in connection with his promotion to Executive Vice President and President – Bearings and Power Transmission, to reflect his increased responsibility as an Executive Vice President of the Company.
Annual Performance Award
     The Company’s Senior Executive Management Performance Plan provides the named executive officers with the opportunity to earn annual incentive compensation based on the achievement of corporate performance goals established by the Compensation Committee and approved by the Board of Directors. It is intended to focus the named executive officers on specific performance goals in the current year.
     Funding the Annual Plan
     The Senior Executive Management Performance Plan is structured to comply with Section 162(m) of the Internal Revenue Code. In order to qualify the amounts earned under the plan as “performance based,” the Compensation Committee can exercise discretion only to reduce an award. As a result, target levels are set with the expectation that the plan will be funded above the level of the Company’s other annual incentive plans. This provides the Compensation Committee with the flexibility to determine actual awards under the Senior Executive Management Performance Plan for the named executive officers that are consistent with the awards made to other annual incentive plan participants, which has been the historical practice.
     Two performance measures were used for funding this plan for 2007: (1) earnings before interest and taxes as a percentage of beginning invested capital, excluding the effects of restructuring and impairment charges and accounting change charges, in each case as defined by generally accepted accounting principles (“EBIT/BIC”); and (2) working capital as a percentage of sales. EBIT/BIC constituted 80% of the total award calculation and working capital as a percentage of sales constituted 20% of the total award calculation. EBIT/BIC was the primary performance measure because the Compensation Committee believes that EBIT/BIC is closely correlated with the creation of shareholder value. Working capital as a percentage of sales was used to focus the named executives on managing working capital.
     Target performance levels for each measure are established each year. The Compensation Committee reviews the prior year’s target performance levels in light of performance expectations for the current year to determine whether any increases or decreases in the levels are warranted. For 2007, the target performance level for funding was 7.0% for the EBIT/BIC measure and 27.5% for the working capital measure. Performance at the target level would have resulted in the plan being funded at 100% of target level. Because the Compensation Committee has determined that it does not want to pay incentives for financial results that fall below minimum acceptable levels, a threshold level of performance for each measure is also established each year, below which there is no funding for annual performance awards. For 2007, this threshold funding level was 2.0% for the EBIT/BIC measure and 32.1% for the working capital measure. Similarly, because the Compensation Committee believes that making additional annual cash award payments for performance above certain performance levels has no beneficial incentive effect, maximum performance levels for each measure are also established each year. No additional funding is provided for performance above the maximum level. For 2007, the maximum performance level was 12.0% for the EBIT/BIC measure and 22.9% for the working capital measure. Performance at the threshold levels would have resulted in the plan being funded at 20% of the target level, and performance at the maximum level would have resulted in the plan being funded at 200% of the target levels, in each case prior to the exercise of discretion by the Compensation Committee to reduce the awards.
     For 2007, Company performance under the Senior Executive Management Performance Plan equaled 11.1% for the EBIT/BIC measure and 22.6% for the working capital measure. These results meant that the Senior Executive Management Performance Plan was eligible to be funded at 186% of target.
     Determining the Awards
     For 2007, the Senior Executive Management Performance Plan provided the Chief Executive Officer and the Chairman a target award opportunity of 100% of base salary. The Plan provided the other named executive officers a target award opportunity of 60% of base salary. Target award opportunity levels for executive officers were determined by the Compensation Committee based on external surveys of practices for positions with similar levels of responsibility. The actual awards could be higher or lower than the target opportunity based on the results for each performance measure, and the extent to which the Compensation Committee uses discretion to reduce the awards.
     The Compensation Committee determined the actual award for each named executive officer based on:
•	the actual payouts, as a percentage of target opportunity, under the Company’s annual incentive plan for management level employees other than the named executive officers;

•	the actual performance of the Company in 2007 in relation to the aspirations of the Company for performance over the course of a full business cycle; and

•	in the case of Messrs. Arnold and Miraglia, the strong performance of the specific business unit for which the officer is responsible.
     As a result, the Compensation Committee approved annual incentive payouts for the named executive officers’ that were consistent, as a percentage of target opportunity, with the awards made to other annual incentive plan participants. The 2007 cash award payout under the Senior Executive Management Performance Plan equaled 77% of the target opportunity (100% of base salary) for the Chief Executive Officer and the Chairman and between 69% and 88% of the target opportunities (60% of base salary) for the other named executive officers.
     The goals for the annual performance award plans for 2008 were set by the Compensation Committee at the February 2008 meeting. The performance measures for the Senior Executive Management Performance Plan for 2008 are: (1) corporate EBIT/BIC; and (2) working capital as a percentage of sales. Corporate EBIT/BIC will constitute 80% of the total award calculation and working capital as a percentage of sales will constitute 20% of the total award calculation. The performance levels for the Senior Executive Management Performance Plan were raised for 2008, at target, threshold and maximum levels, consistent with the goals for the Company’s other annual incentive plan participants. Achievement of the target level of EBIT/BIC performance, for example, will require the highest level of performance for the past 10 years.
     The target award opportunity for 2008 is 100% of base salary for the Chief Executive Officer and the Chairman and 70% of base salary for the other named executive officers, although the actual awards could be higher or lower than the target percentages based upon the actual results for each performance measure against the established targets and the extent to which the Compensation Committee reduces the awards.
Long-Term Incentives
     The Compensation Committee administers the Long-Term Incentive Plan, which is approved by shareholders. Awards under the Long-Term Incentive Plan can be made in the form of non-qualified stock options, incentive stock options, appreciation rights, performance shares, performance units, restricted shares and deferred shares. In 2007, the Company utilized three different types of long-term incentive grants for executive officers:
•	Performance units, which are designed to reward executives with cash payments contingent on the attainment of specified multi-year corporate performance goals;

•	Nonqualified stock options, which vest over time (typically four years) and are intended to provide value to the holder only if shareholders receive additional value after the date of grant; and

•	Restricted shares, which also vest over time (typically four years) and are intended to foster stock ownership among executives and focus executives on total shareholder return (including dividends).
     In total, the Company believes that these three programs provide a balanced focus on shareholder value creation and retention of key managers over the course of a full business cycle. These programs also serve to balance the short-term operating focus of the Company and align the long-term financial interests of executive management with those of shareholders.
     The value of each type of long-term incentive grant is linked directly to the performance of the Company or the price of Common Stock. For performance units, payouts are entirely contingent on the attainment of corporate performance targets over a three-year performance period. In the case of stock options, the recipient recognizes value only to the extent that the stock price increases above the market price of the stock at the time the option is granted. And for restricted shares, value is directly related to the stock price and dividends paid by the Company. In each case, the executive must remain employed by the company for a minimum of three years (four years for stock options and restricted shares) to earn the full value of any award, which aids the Company in retaining executives.
     Guideline grant levels for each of the three forms of long-term incentive were established in 2004 and have been held constant since that time. The guidelines were established in order to deliver a total value, at grant, equal to each executive’s targeted level of long-term incentive value, based on competitive market practice for comparable positions. The allocation of grant value between the three long-term incentive programs was based on a combination of market practice, internal equity considerations and relative importance of the objectives behind each of the three programs (i.e., reward attainment of multi-year performance goals, provide value tied to stock price appreciation and foster stock ownership).
     On average, for the named executive officers, each of the Company’s long-term incentive vehicles represents approximately one-third of the total long-term incentive value. For the Chief Executive Officer and the Chairman, however, there is greater emphasis placed on the stock option component, with their long-term incentive mix being approximately 30% in cash-based performance units, 40% in stock options and 30% in restricted shares. This allocation reflects the Company’s belief that the Chief Executive Officer and the Chairman, more than other officers, are directly accountable for long-term shareholder value creation.
     Performance units, stock options and restricted shares are typically granted by the Compensation Committee at the first regularly scheduled meeting of each year, when the Committee determines all elements of the officers’ compensation for the year. Board and committee meetings are generally scheduled at least a year in advance. Approval of grants for newly hired or promoted executives during the course of the year occur at the Compensation Committee meeting immediately following the hiring or promotion.
Performance Units
     The named executive officers receive awards of performance units at the start of three-year performance periods, and the awards are designed to focus the officers’ efforts on medium-term performance goals of the Company. A new three-year performance cycle starts on January 1 of each year. Cash payouts in respect of performance units are made by March following the end of each performance cycle. Performance units serve as a strong incentive for the named executive officers to achieve the Company’s medium-term financial and strategic objectives. They also encourage retention, as they are subject to forfeiture if the officer voluntarily leaves the Company before the end of the three year period.
     The Compensation Committee established two performance measures for the awards granted for the 2005-2007 performance cycle (which were granted in 2005): (1) average return on equity; and (2) compound annual sales growth. The Compensation Committee selected these goals because it believed they were key components of the Company’s business strategy and important contributors to long-term shareholder value. Each measure was weighted equally because they were viewed as equally important for this performance cycle.
     Each named executive officer received a target payout opportunity for the performance units, determined as a percentage of the officer’s base salary in effect on January 1, 2005. For the 2005-2007 cycle, the plan provided the Chief Executive Officer a target payout opportunity of 100% of base salary and the other named executive officers target payout opportunities from 60% to 80% of their January 1, 2005 base salaries. These target percentages were determined to provide the appropriate allocation of value among the long-term incentives, as described above.
     For the 2005-2007 cycle, the target performance level was 10.5% for the average return on equity measure and 4.2% for the compound annual sales growth measure. The specific performance targets for each measure were derived from the Company’s internal, confidential three-year strategic plan at the time the awards were established. A minimum level of performance for each measure was also established, and no performance awards are earned for performance below these minimum levels. For the 2005-2007 cycle, this minimum, or threshold, level was 4.7% for the average return on equity measure and 0.6% (compound annual growth rate, or CAGR) for the sales growth measure. The Compensation Committee has also determined that, because both of these measures should be taken into account in measuring achievement of the strategic plan, failure to reach threshold levels of performance on either measure results in no award being paid. Maximum performance levels for each measure were also established, above which no additional payouts will be made. For the 2005-2007 cycle, the maximum performance level was 16.3% for the average return on equity measure and 7.6% for the compound annual sales growth measure.

     For the 2005-2007 performance cycle, performance at the target level on both measures would have resulted in funding at 150% of the target levels, performance at the threshold levels would have resulted in funding at 75% of the target levels and performance at the maximum levels would have resulted in funding at 200% of the target levels. Funding was set at 150% for target level performance because compliance with Section 162(m) of the Internal Revenue Code does not allow the Compensation Committee to use discretion to increase awards under any circumstances.
     For the 2005-2007 cycle, Company performance exceeded the target level for both measures, with 11.7% average return on equity and 5.1% compound annual sales growth, resulting in eligible funding at 153% of target level for the named executive officers. The Compensation Committee approved payouts of 112% of target level, identical to the payout percentage calculated for other senior managers under a similar incentive plan. As a result, the Chief Executive Officer received a cash payment equal to 112% of his base salary and the other named executive officers were entitled to cash payments equal to between 67% and 90% of their January 1, 2005 base salaries.
     The Compensation Committee established two performance measures for the performance units granted for the 2007-2009 performance cycle (which were granted in 2007): (1) average return on equity; and (2) compound annual sales growth. Each measure is weighted equally. As in the past, the specific performance targets for each measure are tied to the Company’s internal, confidential three-year strategic plan. As a result, the Compensation Committee believes that the targets for the 2007-2009 cycle are challenging, but achievable. They will require a high level of financial performance over the three year period to be achieved.
     The target award opportunity for the performance units granted in 2007 is 100% of base salary (as of January 1, 2007) for the Chief Executive Officer and the Chairman and ranges from 70% to 80% of base salary (as of January 1, 2007) for the other named executive officers, although the actual awards could be higher or lower than the target percentages depending upon the attainment of the specific performance targets. For the 2007-2009 performance cycle, performance at the target level on both measures would result in funding at 100% of the target levels, performance at the threshold levels would result in funding at 50% of the target levels and performance at the maximum levels would result in funding at 150% of the target levels, in each case subject to the exercise of discretion by the Compensation Committee to reduce the awards.
     Under the accounting rules, performance units result in variable accounting, whereby the Company’s expense equals the value paid to the executives. As such, the ultimate expense is not determinable until the end of the three-year performance period. When the executives earn and receive a payout, the Company receives a corresponding tax deduction.
Stock Options
     Executives (including the named executive officers) receive nonqualified stock options that:
•	have an exercise price equal to the market price of Common Stock on the date of grant;

•	typically vest over a four-year period in equal amounts each year; and

•	expire ten years after the date of grant.
     The Compensation Committee believes that this structure aids the Company in retaining executives and motivating longer-term performance. Stock options are an effective motivational tool because they only have value to the extent the price of Common Stock on the date of exercise exceeds the exercise price on the grant date. They are an effective element of compensation and retention, however, only if the stock price grows over the term of the award.
     Under the accounting rules, the fair value of the stock options on the grant date is expensed over the vesting period in the year the options are earned. When executives exercise stock options, they are taxed at ordinary income tax rates (subject to withholding) and the Company receives a corresponding tax deduction.

Restricted Shares
     Executives (including the named executive officers) receive restricted shares that typically vest over a four year period in equal amounts each year. Restricted shares serve to both reward and retain executives, as the value of the restricted shares is linked to the price of Common Stock when the restrictions lapse.
     Under the accounting rules, the grant date fair value is expensed over the service/vesting period based on the shares that are earned. The executives are taxed at ordinary income tax rates (subject to withholding) when the shares vest, and the Company receives a corresponding tax deduction.
     Share ownership targets have been established for all senior executives and are intended to align the interests of executive management with those of shareholders by requiring executives to be subject to long-term stock price volatility like shareholders. These targets set a specific level of ownership of 5 times base salary for the Chief Executive Officer and the Chairman and 3 times base salary for the other named executive officers. The Company recognizes all shares owned by the executive, including restricted shares still subject to forfeiture but not including shares that are subject to unexercised option rights, in determining whether ownership targets have been met. As of February 1, 2008, the named executive officers all exceeded their ownership targets. The Company has a formal policy that prohibits hedging the economic risk related to such stock ownership.
Retirement Income Programs
     The Company’s retirement income programs are an important retention tool. The Company maintains both qualified and nonqualified retirement income programs. The named executive officers participate in qualified plans on the same terms and conditions as all other salaried employees and also participate in the Company’s nonqualified retirement income programs. The Company currently provides nonqualified retirement income through two types of plans:
•	Nonqualified defined contribution plan, which provides for after-tax savings based on each executive’s contributions, company match and core defined contributions in excess of tax limits. The nonqualified defined contribution plan in which the named executive officers participate is the Post-tax Savings Plan. This plan is primarily intended to restore benefits that would be provided under the qualified retirement plans were it not for limits on benefits and compensation imposed by the Internal Revenue Code.

•	Nonqualified defined benefit plan, which provides for a targeted percentage of salary and annual incentive income that will be continued through retirement. The nonqualified defined benefit plan in which the named executive officers participate is the Supplemental Executive Retirement Program for Executive Officers (the “SERP”). The SERP provides for a benefit based on final average earnings with offsets for benefits provided under the Company’s other retirement programs. The SERP promotes retention of executive officers because it requires 10 years of service, including 5 years as an officer, for full benefits to be earned.
     Although the policies and procedures underlying the Company’s retirement income programs are the same for all participants, the age and length of service (including service as an officer of the Company) of each participant can have a significant effect on their benefit calculation because the programs have changed over time. In addition, because benefits under the Company’s retirement income programs are based on base salary and cash annual incentive compensation for the five highest non-consecutive years (out of the final ten years), the pension value can increase significantly as salary and cash annual incentive compensation increases.
     The value of the nonqualified retirement income programs is quantified each year and these programs are periodically reviewed for their competitiveness. To date, the value of these programs has not had a significant impact on decisions regarding salary, annual incentive awards or long-term incentive grants.

Termination-Related Payments
     In addition to retirement payments, the company provides termination-related payments in the event of involuntary termination without cause and involuntary termination without cause following a change in control.
     The Company provides payments in the event of involuntary termination without cause through Severance Agreements with individual executives. Severance Agreements are provided based on competitive market practice and the Company’s desire to provide some level of income continuity should an executive’s employment be terminated without cause. The Company believes that providing for such income continuity results in greater management stability and lower unwanted management turnover.
     Severance Agreements also provide for termination payments following involuntary termination without cause following a change in control. These provisions are based on competitive practice and are designed to ensure that executives’ interests remain aligned with shareholders should a potential change of control occur. They are also intended to provide some level of income continuity should an executive’s employment be terminated without cause. The Company believes that providing for such income continuity results in greater management stability and lower unwanted management turnover.
     The level of severance benefits under the applicable scenario reflects the Company’s perception of competitive market practice for the named executive officers’ positions, based an assessment by Towers Perrin. Severance pay was established as a multiple of base salary and target annual incentive compensation, based on competitive market practice. Specific dollar values were not targeted by the Compensation Committee or management, although the Compensation Committee did review “tally sheets” that showed the estimated cost of such benefits under various scenarios. The amounts of potential payouts are indicated in the Termination Scenarios table on page 36.
Deferred Compensation
     The Company maintains a Deferred Compensation Plan that allows certain employees, including the named executive officers, to defer receipt of all or a portion of their salary, employee contributions and company match that would otherwise be directed to the Post-Tax Savings and Investment Plan and/or incentive compensation payable in cash or shares of Common Stock until a specified point in the future. Cash deferrals earn interest quarterly at a rate based on the prime rate plus one percent. None of the named executive officers earned “above-market” interest, as defined by the Securities and Exchange Commission.
     The Deferred Compensation Plan is not funded by the Company and participants have an unsecured contractual commitment by the Company to pay the amounts due under the plan. When such payments are due, they will be distributed from the Company’s general assets. In the event of a change in control in the Company, as defined in the plan, participants are entitled to receive deferred amounts immediately. The Company believes that providing employees with tax deferral opportunities aids in the attraction and retention of such employees.
     The value of deferred compensation amounts is quantified each year and this program is periodically reviewed for its competitiveness. To date, the value of deferred compensation has not had a significant impact on decisions regarding salary, annual incentive awards or long-term incentive grants.
Perquisite Programs
     The Company’s executive officers, including all of the named executive officers, are eligible to participate in a number of broad-based benefit programs, including health, disability and life insurance programs. The named executive officers may also receive certain perquisites including term life insurance coverage, financial counseling and tax preparation, annual physical examinations, access to corporate country club memberships (although personal expenses are not reimbursed) and home security systems. The value of these benefits is reflected in the All Other Compensation column in the Summary Compensation Table on page 26. These benefits are intended to provide executives with a competitive perquisite program that is reasonable and consistent with the Company’s overall executive compensation program. The total cost of these benefits is a small percentage of each named executive officer’s total compensation.

SUMMARY COMPENSATION TABLE
     The following table sets forth information concerning compensation for the Company’s principal executive officer, principal financial officer and three other most highly compensated executive officers for 2007.

						Change in Pension
						Value and
						Nonqualified
					Non-Equity	Deferred
Name and Principal			Stock Awards	Option Awards	Incentive Plan Compensation	Compensation Earnings	All Other Compensation
Position	Year	Salary	(1)	(2)	(3)	(4)	(5)	Total
James W. Griffith	2007	$981,683	$922,858	$873,485	$1,817,838	$791,000	$177,180	$5,564,044
President and Chief Executive Officer	2006	$950,000	$798,103	$1,068,120	$2,300,000	$1,414,000	$124,044	$6,654,267
Ward J. Timken, Jr.	2007	$775,000	$528,401	$583,759	$952,235	$251,000	$174,024	$3,264,419
Chairman – Board of Directors	2006	$750,000	$311,847	$398,519	$1,182,000	$314,000	$137,630	$3,093,996
Glenn A. Eisenberg	2007	$587,503	$332,584	$228,149	$737,120	$223,000	$92,513	$2,200,869
Executive Vice President – Finance and Administration	2006	$570,833	$314,946	$255,945	$1,004,000	$219,000	$126,071	$2,490,795
Michael C. Arnold	2007	$526,670	$520,691	$207,003	$623,884	$262,000	$85,212	$2,225,460
Executive Vice President and President – Bearings and Power Transmission	2006	$473,333	$400,161	$219,381	$810,500	$467,000	$64,952	$2,435,327
Salvatore J. Miraglia, Jr. President – Steel	2007	$410,840	$226,487	$159,446	$460,567	$365,000	$102,135	$1,724,475

(1)	The amounts shown in this column for 2007 represent the FAS123R compensation expense recognized in 2007 in connection with grants of deferred dividend equivalents, restricted shares and deferred shares to the named executive officers, excluding the effect of certain forfeiture assumptions. These amounts represent expense recognized in 2007 for financial reporting purposes related to awards granted from 2002-2007.

Awards of restricted and deferred shares typically vest and are amortized over a 4-year period, with the exception of Mr. Eisenberg’s 2002 restricted share grant of 50,000 shares that vested at a rate of 6,000 shares per year, on each anniversary date of hire for 2003 through 2006, with the remaining 26,000 shares vesting on the fifth anniversary of the grant in January 2007.

Options granted by the Company prior to April 2002 provided for deferred dividend equivalents to be earned when total net income per share of the outstanding Common Stock is at least two and one-half times (or two times in the case of options granted prior to 1996) the total amount of cash dividends paid per share during the relevant calendar year. Deferred dividend equivalents are not traditional restricted stock, but deferred shares with no voting or statutory dividend rights. The deferred shares are subject to forfeiture until issuance, which occurs four years after the date they are earned provided the grantee remains continuously employed by the Company. These grants are amortized over a 4-year period.

The amount shown for Mr. Griffith for 2007 includes expense booked in 2007 for 9,975 deferred dividend equivalents granted from 2004 to 2006 and 102,500 restricted shares granted from 2003 to 2007; the amount shown for Mr. Timken includes expense for 2,208 deferred dividend equivalents and 64,750 restricted shares; the amount shown for Mr. Eisenberg includes expense for and 448 deferred dividend equivalents and 39,000 restricted shares; the amount shown for Mr. Arnold includes 3,376 deferred dividend equivalents, 34,500 restricted shares, and 25,000 deferred shares; and the amount shown for Mr. Miraglia includes expense for 1,957 deferred dividend equivalents and 26,250 restricted shares.

FAS 123R compensation expense is determined based on the fair market value of Common Stock, which is the average of the high and low price of the Common Stock on the date of the grant. See also our discussion of Stock Compensation Plans in the Company’s Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. Dividends are paid on restricted shares at the same rate as paid to all shareholders.

(2)	The amounts shown in this column for 2007 represent the FAS 123R compensation expense for non-qualified stock options granted from 2005 to 2007, excluding the effect of certain forfeiture assumptions. All stock options vest at a rate of 25% per year. Options granted prior to 2006 were amortized over a period of 30 months. Beginning in 2006, all new grants are amortized over a four year period for FAS 123R. The value shown for Mr. Griffith includes expense for the unamortized portion of 402,000 shares granted from 2005 to 2007; the value shown for Mr. Timken includes expense for 255,000 aggregate shares; the value shown for Mr. Eisenberg includes expense for 105,000 aggregate shares; the value shown for Mr. Arnold includes expense for 95,000 aggregate shares; and the value shown for Mr. Miraglia includes expense for 72,000 shares. Assumptions used to determine expense for non-qualified stock options are listed in the discussion of Stock Compensation Plans in the Company’s Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

(3)	The amounts shown in this column for 2007 represent cash awards under the Senior Executive Management Performance Plan (annual incentive plan) for 2007 and performance units under the Long-Term Incentive Plan covering the 2005-2007 performance cycle. Amounts earned under the Senior Executive Management Performance Plan and performance units, respectively, for each of the named executive officers were as follows: Mr. Griffith — $750,988 and $1,066,850; Mr. Timken — $592,875 and $359,360; Mr. Eisenberg — $243,000 and $494,120; Mr. Arnold — $278,000 and $345,884; and Mr. Miraglia — $217,999 and $242,568.

(4)	The amounts shown in this column for 2007 represent the difference between the amounts shown in the Pension Benefits table below (see page 32) as of December 31, 2007 and those amounts calculated as of December 31, 2006. See the discussion of Pension Benefits below for a description of how the amounts as of December 31, 2007 were calculated. The amounts as of December 31, 2006 were calculated using the same assumptions, except that a discount rate of 5.875% was used. For both years, liabilities were determined assuming no probability of termination, retirement, death, or disability before age 62 (the earliest age unreduced pension benefits are payable from the plans). None of the named executive officers earned above-market earnings in a deferred compensation plan.

(5)	The amounts shown in this column for 2007 are broken down in detail in the following table:

	Annual
	Company	Annual							Tax Gross
	Contribution	Company				Annual		Personal	Ups for
	to SIP Plan	Core Defined				Life		Use of	Financial
	and Post-	Contribution	Financial	Annual	Home	Insurance		Company’s	Planning
	Tax Savings	Retirement	Planning	Physical	Security	Premium		Country	and
	Plan	Income	Reimburse-	(Company	(Company	(Company	Spousal	Club	Spousal
Name	(a)	Program	ment	required)	Required)	Paid)	Travel	Membership	Travel
James W. Griffith	$86,926	$0	$3,265	$3,411	$719	$6,904	$48,877	$0	$27,078
Ward J. Timken, Jr.	$101,775	$6,750	$10,000	$3,290	$593	$6,568	$30,634	$606	$13,808
Glenn A. Eisenberg	$61,388	$6,750	$4,000	$4,426	$854	$4,530	$0	$7,740	$2,825
Michael C. Arnold	$40,800	$0	$1,227	$1,933	$2,989	$13,995	$8,488	$10,070	$5,710
Salvatore J. Miraglia, Jr.	$30,188	$0	$0	$5,237	$2,427	$13,184	$33,259	$7,500	$10,340

(a)	“SIP Plan” refers to the Savings and Investment Pension Plan, which is the Company’s qualified defined contribution plan for salaried associates.

GRANTS OF PLAN-BASED AWARDS
     The following table sets forth information concerning certain grants made to the named executive officers during 2007.

					All Other	All Other
					Stock	Option
					Awards:	Awards:	Exercise	Grant Date
					Number of	Number of	or Base	Fair Value
					Shares of	Securities	Price of	of Stock
		Estimated Future Payouts Under Non-			Stock or	Underlying	Option	and Option
	Grant	Equity Incentive Plan Awards			Units	Options	Awards	Awards
Name	Date	Threshold	Target	Maximum	(3)	(4)	($/share)	(5)
James W. Griffith	2/5/2007	(1)$475,000	$950,000	$1,425,000	30,800	134,000	29.23	$2,242,024
		(2) $190,000	$950,000	$1,900,000
Ward J. Timken, Jr.	2/5/2007	(1) $375,000	$750,000	$1,125,000	27,713	114,000	29.23	$1,951,656
		(2) $150,000	$750,000	$1,500,000
Glenn A. Eisenberg	2/5/2007	(1) $230,000	$460,000	$690,000	12,009	35,000	29.23	$700,708
		(2) $69,000	$345,000	$690,000
Michael C. Arnold	2/5/2007	(1) $168,000	$336,000	$504,000	12,254	35,000	29.23	$708,812
		(2) $57,600	$288,000	$576,000
Salvatore J. Miraglia, Jr.	2/5/2007	(1) $136,500	$273,000	$409,500	10,445	30,000	29.23	$606,721
		(2) $46,600	$233,000	$466,000

(1)	The amounts shown indicate threshold, target and maximum awards for performance units covering the 2007-2009 performance cycle granted to each named executive officer in 2007 under the Long-Term Incentive Plan. Payment of awards is subject to the attainment of return on equity and sales growth targets over the 2007-2009 performance cycle. Each measure is weighted equally. For any payment to be earned, the actual performance during the performance cycle must exceed the threshold performance levels for both return on equity and sales growth. If the threshold performance level for either measure is not attained, then no payment will occur. If an award is payable, the minimum award is 50% of target and the maximum award is 150% of target. Payments may be made in cash or shares of Common Stock, as determined by the Compensation Committee.

(2)	The amounts shown indicate threshold, target and maximum awards under the Senior Executive Management Performance Plan for 2007. The Senior Executive Management Plan is a shareholder-approved plan in which all the named executive officers participated in 2007. The performance metrics for 2007 were corporate EBIT/BIC and working capital as a percentage of sales. A minimum level of performance for each measure is established each year, below which no annual performance awards are earned. Bonuses paid to individual executives are based on the actual financial results in relation to the target goals under the plan. In addition, the Committee retains the discretion to adjust downward any awards determined by the formula as the Committee deems appropriate.

(3)	The amounts shown include restricted shares granted in 2007, as follows: Mr. Griffith — 30,000 shares; Mr. Timken — 27,000 shares; Mr. Eisenberg — 12,000 shares; Mr. Arnold — 12,000 shares; and Mr. Miraglia — 10,000 shares. These restricted shares will vest over four years in 25% increments on the anniversary date of the grant. Dividends are paid on all restricted shares at the same rate as shares of Common Stock generally. The remaining amounts are deferred dividend equivalents earned in 2007, which are subject to forfeiture until four years after the date they are earned.

(4)	All options granted to the named executive officers in the last fiscal year were granted on February 5, 2007. All options were granted pursuant to the Long-Term Incentive Plan with an exercise price equal to the fair market value (as defined in the plan) on the date of grant, have a ten year term and will become exercisable over four years in 25% increments on the anniversary date of the grant. The agreements pertaining to these options provide that such options will become exercisable in full and will vest in the event of normal retirement, early retirement with the Company’s consent, death or disability of the option holder or a change in control of the Company, in each case as defined in such agreements.

(5)	The values shown are derived by aggregating the fair market value of restricted shares, deferred shares, deferred dividend equivalents and options granted in 2007. The fair market value of restricted shares, deferred shares and deferred dividend equivalents is the opening price of Common Stock on the date of grant multiplied by the number of full shares granted. The fair market value of the options is determined using the Black-Scholes model.

The amounts shown represent the full value of the restricted stock awards and the options calculated in accordance with FAS 123R. The actual amount, if any, realized upon the exercise of options will depend upon the market price of Common Stock relative to the exercise price per share of the option at the time of exercise. The actual amount realized upon vesting of restricted stock will depend upon the market price of Common Stock at the time of vesting. There is no assurance that the hypothetical full values of the awards reflected in this table will actually be realized.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR- END

	Option Awards (1)						Stock Awards (2)
				Equity Incentive
		Number of	Number of	Plan Awards:
		Securities	Securities	Number of			Number of
		Underlying	Underlying	Securities	Option		Shares or	Market Value of
		Unexercised	Unexercised	Underlying	Exercise	Option	Units of Stock	Shares or Units
	Option Grant	Options	Options	Unexercised	Price	Expiration	That Have Not	of Stock That
Name	Date	Exercisable	Unexercisable	Unearned Options	($/share)	Date	Vested	Have Not Vested

James W. Griffith	04/21/1998	20,000			33.75	04/21/2008	84,975	$2,791,429

	11/05/1999	9,500		30,000	18.38	11/05/2009

	04/16/2002	50,000			25.40	04/16/2012

	04/15/2003	80,000			17.56	04/15/2013

	04/20/2004	100,500	33,500		24.14	04/20/2014

	01/31/2005	67,000	67,000		25.21	01/31/2015

	02/06/2006	33,500	100,500		30.93	02/06/2016

	02/05/2007		134,000		29.23	02/05/2017

Ward J. Timken, Jr.	04/21/1998	5,500			33.75	04/21/2008	55,958	$1,838,220

	04/20/1999	8,500			19.56	04/20/2009

	04/18/2000	9,000			15.88	04/18/2010

	04/17/2001	10,000			15.02	04/17/2011

	04/16/2002	10,000			25.40	04/16/2012

	04/15/2003	35,000			17.56	04/15/2013

	04/20/2004	18,000	6,000		24.14	04/20/2014

	01/31/2005	13,500	13,500		25.21	01/31/2015

	02/06/2006	28,500	85,500		30.93	02/06/2016

	02/05/2007		114,000		29.23	02/05/2017

Glenn A. Eisenberg	04/20/2004		8,750		24.14	04/15/2014	30,448	$1,000,217

	01/31/2005		17,500		25.21	04/20/2015

	02/06/2006	8,750	26,250		30.93	01/31/2016

	02/05/2007		35,000		29.23	02/06/2017
Michael C. Arnold	04/21/1998	9,200			33.75	04/21/2008	55,376	$1,819,102

	04/15/2003	10,000			17.56	04/15/2013

	04/20/2004	7,500	7,500		24.14	04/20/2014

	01/31/2005	15,000	15,000		25.21	01/31/2015

	02/06/2006	7,500	22,500		30.93	02/06/2016

	02/05/2007		35,000		29.23	02/05/2017

Salvatore J. Miraglia, Jr	04/21/1998	20,000			33.75	04/21/2008	23,207	$762,350

	04/20/2004		4,000		24.14	04/20/2014

	01/31/2005		8,000		25.21	01/31/2015

	02/06/2006	7,500	22,500		30.93	02/06/2016

	02/05/2007		30,000		29.23	02/05/2017

(1)	All option awards shown are non-qualified stock options that vest 25% per year over the four year period from the date of grant, with the exception of a portion of Mr. Griffith’s November 1999 grant. Mr. Griffith has 30,000 options that will vest upon Common Stock reaching $53.00 per share.

(2)	Aggregate stock awards shown include restricted shares and deferred dividend equivalents which have time-based vesting. Restricted shares typically vest 25% per year over the four year period from the date of grant. Deferred dividend equivalents are subject to forfeiture until four years after the date they are earned. The amount shown for Mr. Arnold also includes 25,000 deferred shares granted in 2006 that will vest in full on the fourth anniversary of the date of grant. The market value of all shares shown in this column was determined based upon the closing price of Common Stock on December 31, 2007 ($32.85).

OPTION EXERCISES AND STOCK VESTED
     The following table sets forth information with respect to the exercise of stock options and vesting of stock-based awards during 2007 by the named executive officers and the aggregate number and value of options and shares held by such individuals as of December 31, 2007.

	Option Awards		Stock Awards
Name	Number of Shares	Value Realized on	Number of Shares	Value Realized on
		Exercise		Vesting
	Acquired on Exercise	(1)	Acquired On Vesting	(2)
James W. Griffith	114,500	$1,539,758	27,500	$822,375
Ward J. Timken, Jr.	0	$0	11,000	$323,615
Glenn A. Eisenberg	60,000	$520,363	35,000	$997,600
Michael C. Arnold	43,250	$408,831	7,500	$222,500
Salvatore J. Miraglia, Jr.	29,500	$300,960	5,000	$147,713

(1)	The value realized on the exercise of options is the difference between the exercise price and the fair market value of Common Stock on the date of exercise. Fair market value is determined by a real-time trading quote from the New York Stock Exchange at the time of exercise.

(2)	The value shown in the table for stock awards is the number of shares multiplied by the fair market value of Common Stock on the date of vesting. Fair market value is determined by the average of the high and low price on the date of vesting.
PENSION BENEFITS
Qualified Plan
     During 2003, the Company moved from a defined benefit retirement program to a core defined contribution retirement income program for all new salaried employees hired on or after January 1, 2004, as well as for current salaried employees whose age plus years of service with the Company equaled less than 50 as of December 31, 2003. Salaried employees whose age plus years of service equaled or exceeded 50 as of December 31, 2003 participate in a defined benefit plan with a formula of 0.75% per year of service times average earnings, including base salary and cash annual incentive compensation, for the highest five non-consecutive years of the ten years preceding retirement (“Final Average Earnings”). For all employees in a defined benefit plan as of December 31, 2003, the formula in effect at the time of service, using Final Average Earnings at retirement, would be applied to such service.
     The benefit is generally payable beginning at age 65 for the lifetime of the employee, with alternative forms of payment available with actuarial adjustments. Participants may retire early from the Qualified Plan if they meet any of the following eligibility requirements:
•	Age 62 and 15 years of service

•	Age 60 and 25 years of service

•	Any age and 30 years of service
     In addition, participants age 55 with at least 15 years of service may retire and receive the portion of their Qualified Plan benefit attributable to service earned after 2003.

     Benefits for service after December 31, 1991 are reduced for early commencement at a rate of three percent per year before age 60 for the portion of the benefit attributable to service earned between 1992 and 2003, and four percent per year before age 62 for the portion of the benefit attributable to service earned after 2003.
Supplemental Pension Plan
     Consistent with the retirement income program changes the Company implemented for its salaried employees generally, the Company also reviewed and modified its Supplemental Executive Retirement Program for Executive Officers (“SERP”), effective January 1, 2004. Supplemental retirement income benefits under the SERP will be calculated using a target benefit of 60% of Final Average Earnings, offset by any defined benefit plan payments provided by the Company and the aggregate earnings opportunity provided by any Company contributions under the core defined contribution program, the SIP Plan and the Post-Tax SIP Plan. To receive 100% of the supplemental benefit, the officer must have at least 10 years of Company service. Benefits will be prorated for Company service of less than 10 years. The supplemental benefit will vest after five years of service as an officer of the Company, with normal retirement being considered as of age 62. Early retirement at age 55 with at least 15 years of Company service will be available, but if benefits are commenced early, they will be reduced by 4% per year for each year of early commencement prior to age 62.
     The following table sets forth the number of years of credited service and actuarial value of the defined benefit pension plans for the named executive officers as of December 31, 2007. The “Present Value of Accumulated Benefit” shown below is the present value as of December 31, 2007 of the pension benefits earned as of such date that would be payable under that plan for the life of the executive, beginning at age 62. Age 62 is the earliest age an unreduced benefit is payable from the plans. The assumptions used to determine the present value include a 6.3% discount rate and mortality according to the RP-2000 Mortality Table for males and females. Benefits were determined assuming no probability of termination, retirement, death, or disability before age 62. For 2007, the Internal Revenue Code pay limit was $225,000 and the maximum benefit was $180,000.
PENSION BENEFITS

		Number of Years of	Present Value of
Name	Plan	Credited Service	Accumulated Benefit
James W. Griffith	Supplemental Plan	23.5	$4,715,000 (1)
	Qualified Plan	23.5	$380,000
Ward J. Timken, Jr.	Supplemental Plan	15.6	$811,000
	Qualified Plan (2)	11.6	$72,000
Glenn A. Eisenberg	Supplemental Plan	6.0	$815,000
	Qualified Plan (2)	2.0	$18,000
Michael C. Arnold	Supplemental Plan	28.6	$1,409,000
	Qualified Plan	28.6	$411,000
Salvatore J. Miraglia, Jr.	Supplemental Plan	35.5	$1,962,000 (1)
	Qualified Plan	35.5	$826,000

(1)	Due to their length of service as officers of the Company, Mr. Griffith and Mr. Miraglia were grandfathered in a prior SERP formula for service before 2004. The following formula applies to them: (1) 1.75% of Final Average Earnings, reduced by 1.25% of his Social Security benefit, times years of service prior to January 1, 2004, the result increased by 5%; plus (2) the benefit under the formula discussed in the Supplemental Pension Plan section above, times the ratio of service after December 31, 2003 to total service.

(2)	Because neither Mr. Eisenberg nor Mr. Timken had a combination of age and service with the Company that equaled or exceeded 50 as of December 31, 2003, they do not accumulate any service under the Qualified Plan after December 31, 2003.

     The table below sets forth information regarding contributions, earnings and withdrawals during 2007 and the account balances as of December 31, 2007 for the named executive officers who at any time during the year had any balance under the Deferred Compensation Plan.
NONQUALIFIED DEFERRED COMPENSATION

	Executive		Aggregate	Aggregate
	Contributions	Aggregate Earnings	Withdrawals/	Balance
	in Last FY	in Last FY	Distributions	at Last FYE
Name		(1)		(2)
James W. Griffith	$0	$17,875	$0	$723,284
Glenn A. Eisenberg	$0	$60,981	$0	$717,214
Salvatore J. Miraglia, Jr.	$0	$12,418	$0	$402,235

(1)	This column includes interest earned from cash deferrals, dividend equivalents earned from stock deferrals and interest earned on those dividend equivalents. The earnings during this year and previous years were not above market or preferential, therefore these amounts are not included in the Summary Compensation Table.

(2)	Amounts included in the aggregate balances that previously were reported as compensation to the named executive officers in the Company’s Summary Compensation Table for previous years (or would have been had they been identified as named executive officers) are as follows: Mr. Griffith — $675,000; Mr. Eisenberg — $612,500; and Mr. Miraglia — $360,770.
     The Company maintains a Deferred Compensation Plan that allows certain employees, including the named executive officers, to defer receipt of all or a portion of their salary, employee contributions and company match that would otherwise be directed to the Post-Tax SIP Plan and/or incentive compensation payable in cash or shares of Common Stock until a future time they have specified. Cash deferrals earn interest quarterly at a rate based on the prime rate plus one percent. Restricted share deferrals, which were previously allowed under the plan, earn dividend equivalents (cash equivalent to the value of dividends that would be paid on restricted shares) and interest on those dividend equivalents at the aforementioned rate. The Deferred Compensation Plan is not funded by the Company and participants have an unsecured contractual commitment by the Company to pay the amounts due under the plan. When such payments are due, they will be distributed from the Company’s general assets. In the event of a change in control in the Company, as defined in the plan, participants are entitled to receive deferred amounts immediately.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
     The Company has entered into Severance Agreements with each of the named executive officers that provide for compensation in the event of termination of employment under certain circumstances. In addition, the named executive officers are entitled to post-termination payments or benefits under agreements entered into under the Long-Term Incentive Plan (“LTIP”) and under the Company’s retirement and benefit plans under certain circumstances. The following circumstances would trigger post-termination payments to the named executive officers: change in control followed by certain events described below, involuntary termination without cause, permanent disability and death. All scenarios are assumed to have a December 31, 2007 effective date.
     “Cash Severance” amounts are defined by multiples of annual pay stated in the Severance Agreements entered into by the Company and each named executive officer.

     “Cash LTIP Award” includes values granted under Performance Unit Agreements to each named executive officers. The Severance Agreements require prorated payouts for current cycles. The cycles included in the following table are the 2006–2008 and 2007–2009 performance cycles.
     “Equity” includes restricted shares, deferred shares, and stock option LTIP grants. Equity-based LTIP grants immediately vest in the event of a change in control (as defined in the Severance Agreements) followed by certain events described below or at the time of death or permanent disability. Equity-based LTIP grants vest through the period of time represented by the cash severance multiple in the case of an involuntary termination. All full share awards are valued at the closing price of Common Stock on December 31, 2007 which was $32.85. All stock options are valued based on the difference between the above closing stock price minus the exercise price, times the number of unvested shares that would accelerate, as defined in the Severance Agreements.
     “Retirement Benefits” represents the value of benefits payable from the qualified and supplemental plans. The value shown under the change in control scenario is the lump sum present value of benefits earned under the qualified and supplemental plans assuming an additional 3 years of service.
     “Other Benefits” is continuation of health and welfare benefits through the severance period, with an estimated value of $10,000 per year. Additionally, the Company entered into Death Benefit Agreements with the named executive officers who were present in October 2003. The amounts shown under “Death and Disability” represent the value of the death benefit payable under these agreements, which was two times the officer’s base salary in effect as of December 31, 2003.
     “Excise Tax Gross Up” represents the amount that the Company would pay to cover the excise tax of 20% above normal withholdings that would be imposed if a payment to an executive is over a calculated threshold as defined by the Internal Revenue Code. The Severance Agreements provide for a “gross-up” payment that ensures that after the executive pays all taxes, his net benefit includes the money he would have lost as a result of the excise tax.
Change In Control
     Under the Severance Agreements with the named executive officers, when certain events occur, such as a reduction in the officer’s responsibilities or termination of the officer’s employment following a change in control of the Company (as defined in the Severance Agreements), the officer will be entitled to receive payment in an amount, grossed up for any excise taxes payable by the individual, equal to a multiple of 3.0 times the officer’s annual base salary and target annual incentive compensation, plus a lump sum amount representing the supplemental pension benefit.
     The lump sum amount is determined by calculating the benefit under the Qualified Plan and the Supplemental Plan assuming the officer continued to earn service for three additional years with annual earnings during those three years equal to the compensation described above. The lump sum amount is reduced by the lump sum equivalent of the benefit payable from the Qualified Plan. This lump sum is determined based on mortality table and interest rate promulgated by the IRS under Section 417(e)(3) of the Internal Revenue Code.
     The officer would also receive certain benefits based on contributions that would have been made to the SIP Plan and the Post-Tax Savings Plan during the three year period. In the event of a change in control, the amounts payable under the Severance Agreements become secured by a trust arrangement. Any unvested equity-based LTIP grants outstanding at the time of the change in control vest and become nonforfeitable. The officer has five years to exercise all stock options.
Voluntary Termination
     The Company pays no severance, benefits or perquisites in the case of a voluntary termination.
Involuntary Termination With Cause
     The Company provides no severance, benefits, perquisites or vesting of any equity-based LTIP grants in the case where an officer is terminated by the Company with cause. Termination with cause can occur only in the event that the officer has done any of the following: an intentional act of fraud, embezzlement or theft in connection with his duties with the Company; intentional wrongful disclosure of secret processes or confidential information of the Company or a Company subsidiary; or intentional wrongful engagement in any Competitive Activity which would constitute a material breach of the officer’s duty of loyalty to the Company.
     If the Company terminates an officer’s employment for cause, no benefit is payable from any of the nonqualified pension plans.
Involuntary Termination Without Cause
     In the case of an involuntary termination without cause, the named executive officers are entitled to severance equal to 1.5 times the officer’s base salary and target annual incentive compensation, except the Chairman and the Chief Executive Officer, who are entitled to severance of 2.0 times base salary and target annual incentive compensation. Each officer also receives pro-rated payouts for performance units for all current performance cycles. Equity- based LTIP grants that are unvested and would have otherwise vested during the time period equal to the severance multiple (1.5 years or 2.0 years) are vested and the officer has three years to exercise vested stock options. In consideration for providing these severance benefits, the Company receives confidentiality and non-compete covenants from the named executive officers, as well as a release of liability for all claims against the Company.
     The values shown on the table below for the retirement benefits are payable in the same form and manner as discussed in the narrative following the Pension Plan table. For purposes of involuntary termination without cause, the benefit is determined and payable as described in the Pension Benefits discussion on pages 31-32, but with two additional years of service credit.
Death or Permanent Disability
     “Permanently Disability” occurs if a named executive officer qualifies for permanent disability benefits under a disability plan or program of the Company or, in the absence of a disability plan or program of the Company, under a government-sponsored disability program.
     Benefits for officers who die while actively employed are payable to the surviving spouse from the defined benefit pension plans at the officer’s normal retirement date (or on a reduced basis at an early retirement date) if the officer had at least 5 years of service. The benefit is equal to 50% of the benefit payable if the officer had terminated employment on the date of his death, survived to the payment date (as elected by spouse), elected the 50% joint and survivor form of payment and died the next day. If the executive has at least 15 years of service at time of death, the benefit is equal to 50% of the accrued benefit at time of death payable immediately, but with any applicable early commencement reduction.
     All equity-based LTIP grants immediately vest in the even of death or permanent disability. In the case of disability, the employee has up to five years to exercise stock options. There is a one year expiration period in the case of death for the survivor to exercise stock options.

Termination Scenarios

	Mr. Griffith					Mr. Timken
			Death or	Without	Change in			Death or	Without	Change in
	Voluntary	For Cause	Disability	Cause	Control	Voluntary	For Cause	Disability	Cause	Control

Cash Severance	$0	$0	$0	$3,952,000	$5,928,000	$0	$0	$0	$3,120,000	$4,680,000
Cash LTIP Award	$0	$0	$948,265	$948,265	$948,265	$0	$0	$748,630	$748,630	$748,630
Equity	$0	$0	$4,707,384	$3,451,685	$4,707,384	$0	$0	$2,570,460	$1,579,046	$2,570,460

Retirement Benefits	$0	$0	$0	$382,000	$5,272,000	$0	$0	$0	$0	$2,957,000

Other Benefits	$0	$0	$1,600,000	$20,000	$30,000	$0	$0	$600,000	$20,000	$30,000

Excise Tax Gross Up					$5,989,315					$4,546,879
Total	$0	$0	$7,255,649	$8,753,950	$22,874,964	$0	$0	$3,919,090	$5,467,676	$15,532,969

	Mr. Eisenberg					Mr. Arnold
			Death or	Without	Change in			Death or	Without	Change in
	Voluntary	For Cause	Disability	Cause	Control	Voluntary	For Cause	Disability	Cause	Control

Cash Severance	$0	$0	$0	$1,416,000	$2,832,000	$0	$0	$0	$1,416,000	$2,832,000
Cash LTIP Award	$0	$0	$445,845	$445,845	$445,845	$0	$0	$316,745	$316,745	$316,745
Equity	$0	$0	$1,387,229	$929,271	$1,387,229	$0	$0	$2,168,927	$1,511,112	$2,168,927

Retirement Benefits	$0	$0	$0	$433,000	$2,743,000	$0	$0	$0	$0	$2,528,000

Other Benefits	$0	$0	$1,000,000	$15,000	$30,000	$0	$0	$750,000	$15,000	$30,000

Excise Tax Gross Up					$2,811,243					$2,857,838
Total	$0	$0	$2,833,074	$3,239,116	$10,249,317	$0	$0	$3,235,672	$3,258,857	$10,733,510

	Mr. Miraglia
			Death or	Without	Change in
	Voluntary	For Cause	Disability	Cause	Control

Cash Severance	$0	$0	$0	$996,000	$1,992,000
Cash LTIP Award	$0	$0	$267,841	$267,841	$267,841
Equity	$0	$0	$1,010,110	$644,150	$1,010,110

Retirement Benefits	$0	$0	$0	$99,000	$2,057,000

Other Benefits	$0	$0	$680,000	$15,000	$30,000

Excise Tax Gross Up					$2,100,212
Total	$0	$0	$1,957,951	$2,021,991	$7,457,163

EQUITY COMPENSATION PLAN INFORMATION
     The table below sets forth information as of December 31, 2007, regarding the Long-Term Incentive Plan. Under the Long-Term Incentive Plan, the Company has made equity compensation available to Directors, officers, and other employees of the Company. The Long-Term Incentive Plan has been approved by shareholders.

					Number of securities
					remaining available for
					future issuance under
	Number of securities to		Weighted-average		equity compensation
	be issued upon exercise		exercise price of		plans (excluding
	of outstanding options,		outstanding options,		securities reflected in
	warrants and rights		warrants and rights		column (a))
Plan category	(a)		(b)		(c)
Equity compensation plans approved by security holders	4,662,302	(1)	$25.72	(2)	2,450,429	(3)/(4)
Equity compensations plans not approved by security holders:	0		0		0
Total:	4,662,302	(1)	$25.72	(2)	2,450,429	(3)/(4)

(1)	The amount set forth in column (a) includes non-qualified stock options, deferred shares, and dividend credits, but does not include restricted shares or performance units.

(2)	The weighted average exercise price in column (b) includes non-qualified stock options only.

(3)	The amount set forth in column (c) represents shares of Common Stock remaining available under the Long-Term Incentive Plan, which authorizes the Compensation Committee to make awards of option rights, appreciation rights, restricted shares, deferred shares, and performance units. Awards may be credited with dividend equivalents payable in the form of shares of Common Stock. In addition, under the Long-Term Incentive Plan, Nonemployee Directors are entitled to awards of restricted shares, Common Stock and option rights pursuant to a formula set forth in the Long-Term Incentive Plan. The maximum number of shares of Common Stock that may be issued under the Long-Term Incentive Plan as restricted shares and deferred shares cannot (after taking into account any forfeitures and excluding automatic awards of restricted shares to Nonemployee Directors) exceed 15% of the 16,200,000 shares of Common Stock previously authorized for issuance under the Long-Term Incentive Plan. As of December 31, 2007, 653,723 shares of Common Stock remained available for future issuance as restricted shares or deferred shares.

(4)	The Company also maintains the Director Deferred Compensation Plan and the 1996 Deferred Compensation Plan pursuant to which Directors and employees, respectively, may defer receipt of shares of Common Stock authorized for issuance under the Long-Term Incentive Plan. The table does not include separate information about these plans because they merely provide for the deferral, rather than the issuance, of shares of Common Stock.

ITEM NO. 2
APPROVAL OF THE TIMKEN COMPANY LONG-TERM INCENTIVE PLAN,
AS AMENDED AND RESTATED AS OF FEBRUARY 5, 2008
GENERAL
     The Company desires to continue its policy of advancing the interests and long-term success of the Company by encouraging stock ownership among key employees and nonemployee directors and, correspondingly, increasing their personal involvement with the future of the Company. The Timken Company Long-Term Incentive Plan (the “Original Plan”), which was initially approved by shareholders at the Company’s 1992 Annual Meeting of Shareholders, has afforded the Company’s Board of Directors (the “Board”) and its Compensation Committee (the “Compensation Committee”) the ability to design compensatory awards that are responsive to the Company’s needs. The Original Plan was amended and restated by the Board in 1995, 1999, 2002 and 2004 to increase the number of shares available and to afford our Compensation Committee additional flexibility to structure performance-based incentives. These amendments were approved by the shareholders at subsequent Annual Meetings, including the amended and restated plan approved by the shareholders at the 2004 Annual Meeting (the “Current Plan”). In order to continue the Company’s ability to attract and retain officers, key employees and nonemployee directors, the Board of Directors approved amendments to the Current Plan by adopting The Timken Company Long-Term Incentive Plan, as Amended and Restated as of February 5, 2008 (the “Amended Plan”), and has recommended that the Amended Plan be submitted to the Company’s shareholders for approval at the 2008 Annual Meeting. As discussed below, the plan is intended to satisfy specific requirements for performance-based compensation under Section 162(m) of the Code.
     Our principal reason for amending the Current Plan is to increase the number of common shares available for issuance. The Amended Plan also changes the way in which the number of common shares related to full value awards, such as restricted shares and deferred shares, is counted towards the pool of common shares available for issuance or transfer under the plan. The Amended Plan also increases the number of common shares automatically granted to nonemployee directors after the Company’s annual meeting, but removes the provision of the Current Plan that automatically grants nonemployee directors options to purchase common shares. The Amended Plan includes a new provision authorizing the Board to delegate certain administrative powers to officers of the Company. The Amended Plan also includes a new set of provisions that require the Amended Plan and any grants made under the plan to comply with Section 409A of the Internal Revenue Code. A summary of the proposed changes is set forth below, followed by a summary description of the entire Amended Plan. The full text of the Amended Plan is annexed to this Proxy Statement as Appendix B, and the following summaries are qualified in their entirety by reference to Appendix B.
SUMMARY OF CHANGES
     Available Shares. The Current Plan authorizes the issuance of an aggregate of 16,200,000 common shares. The Amended Plan increases the number of shares to an aggregate of 23,200,000 common shares. As of December 31, 2007, the number of shares issued under the Current Plan (exclusive of outstanding awards) was 9,319,480, shares subject to outstanding awards were 5,398,537 and shares available for future awards were 2,450,429. The number of shares subject to outstanding grants is an estimate that includes potential payouts of performance units based on the share price as of December 31, 2007. The number and kind of shares available is subject to adjustment for stock dividends, stock splits and in certain other situations.
     New Method of Counting Full Value Awards. The Current Plan sets a limit on the number of restricted share and deferred share awards, in which the aggregate total cannot exceed 15% of the maximum number of common shares available under the plan. The Amended Plan removes this limit, but replaces it with a new method of counting the number of common shares that underlie full value awards for future grants. Under the new counting method, for any award that is not an option right or a stock appreciation right, 2.55 common shares will be subtracted from the maximum number of common shares available under the plan for every common share issued or transferred under the award. For awards of option rights and stock appreciation rights, however, one common share will be subtracted from the maximum number of common shares available under the plan for every common share granted under the award.

     Elimination of Reload Option Rights. The Current Plan provides for reload option rights, in which any award of an option right may provide for the automatic grant of additional option rights to an optionee upon the exercise of option rights using common shares as payment. The provision allowing for reload option rights has been removed from the Amended Plan.
     Elimination of Dividend Equivalents on Option Rights and Appreciation Rights. The Current Plan permits awards for option rights and stock appreciation rights to provide for dividend equivalents on a current, deferred or contingent basis. The Amended Plan does not permit any awards for stock option rights or stock appreciation rights granted after the Amended Plan’s effective date to provide for dividend equivalents.
     Changes in Awards to Nonemployee Directors. The Amended Plan increases the limit on the total number of common shares that may be granted to our nonemployee directors within a calendar year from 3,000 to 7,500 common shares. The Amended Plan also increases the number of common shares that are automatically granted to nonemployee directors after each annual meeting from 1,000 to 2,500 shares. The Amended Plan, however, removes the provision found in the Current Plan that automatically grants nonemployee directors option rights to purchase common shares following each annual meeting of the Company. Prior to the removal of this provision, unless otherwise determined by the Board, nonemployee directors automatically received option rights to purchase 3,000 common shares following each annual meeting of the Company.
     Administration of the Plan. The Amended Plan adds a provision that authorizes our Compensation Committee to delegate certain administrative powers to officers of the company. Under the new provision, our Compensation Committee may authorize officers to designate employees to be recipients of awards granted under the plan and determine the size of the awards, so long as the designated recipients are not directors or executive officers of the Company or subject to Section 162(m) of the Code. The Board must set forth the terms and total number of common shares related to any awards granted by a delegated officer. Prior to the change, only our Compensation Committee was expressly authorized to administer the plan.
     Consistent with long-term practices of the Board, the Amended Plan adds a provision that expressly prohibits the Board from amending any option right or appreciation right to reduce its option price or base price, respectively, without shareholder approval. In addition, the Amended Plan expressly prohibits the Board from cancelling an option right or appreciation right and replacing it with a new option right or appreciation right with a lower option price or base price, respectively, or cancelling it in exchange for cash or other awards.
     Section 409A Compliance. The Amended Plan contains a set of new provisions that require the plan and any awards granted under the plan to comply with Section 409A of the Code. Under the Amended Plan, any awards that do not satisfy the requirements of Section 409A will have no force or effect until they are amended to comply with Section 409A.
     Termination. The Amended Plan provides that the plan will terminate ten years after the date of shareholder approval, i.e., May 1, 2018.
SUMMARY OF THE AMENDED PLAN
     Amended Plan Limits. The maximum number of common shares that may be issued or transferred (i) upon the exercise of option rights or Appreciation rights, (ii) as restricted shares and released from substantial risk of forfeiture, (iii) as deferred shares, (iv) in payment of performance shares or performance units that have been earned, (v) as automatic awards to nonemployee directors or (vi) in payment of dividend equivalents paid with respect to awards made under the Amended Plan, may not in the aggregate exceed 23,200,000 common shares, which may be shares of original issuance or treasury shares or a combination thereof. This maximum number of common shares is composed of 2,800,000 shares covered by the Original Plan, 3,000,000 shares covered by the First Restated Plan, 3,000,000 shares covered by the Second Restated Plan, 2,900,000 shares covered by the Third Restated Plan, 4,500,000 added by the Current Plan and 7,000,000 shares added by the Amended Plan.
     For any award granted on or after the date of the Annual Meeting that is not an option right or a stock appreciation right, 2.55 common shares will be subtracted from the maximum number of common shares available under the plan for every common share issued or transferred (and, in the case of restricted shares, released from all substantial rights of forfeiture) under the award. For awards of option rights and stock appreciation rights, however, one common share will be subtracted from the maximum number of common shares available under the plan for every common share granted in the award.
     To determine the number of common shares that remain available for issuance or transfer, the Amended Plan provides that (i) common shares tendered in payment of the option price of an option right shall not be added to the aggregate plan limit; (ii) common shares withheld by the Company to satisfy tax withholding obligations shall not be added to the aggregate plan limit; (iii) common shares that are repurchased by the Company with option right proceeds shall not be added to the aggregate plan limit; and (iv) common shares covered by an appreciation right, to the extent that it is exercised and settled in common shares, and whether or not common shares are actually issued to the recipient upon exercise of the right, shall be considered issued or transferred pursuant to the plan. The number of shares actually issued or transferred by the Company upon the exercise of incentive stock options shall not exceed 23,200,000, subject to adjustment as provided for in the Amended Plan. Upon the payment in cash of a benefit provided by any award under the Amended Plan, any common shares that were covered by such award shall again be available for issuance or transfer under the Amended Plan.
     The number of performance units granted and paid out under the Amended Plan may not in the aggregate exceed 1,000,000. No recipient may be granted option rights for more than 1,000,000 common shares during any five consecutive calendar years, subject to any applicable adjustment. No recipient may receive in any one calendar year awards of performance shares and performance units having an aggregate value as of their respective dates of grant in excess of $3,000,000.
     Option Rights. Option rights provide the recipient the right to purchase common shares at a price not less than its fair market value on the date of the grant. The option price is payable in cash, nonforfeitable, unrestricted common shares already owned by the optionee, any other legal consideration that our Compensation Committee deems appropriate or any combination of these methods. To the extent permitted by law, any grant of option rights may provide for the deferred payment of the option price on the sale of some or all of the shares obtained from the exercise. In addition, our Compensation Committee can specify at the time of the grant that common shares will not be accepted in payment of the option price until such common shares have been owned by the optionee for a specified period of time. The Amended Plan, however, does not require any such holding period and permits immediate sequential exchanges of common shares at the time of exercise of option rights. As of February 4, 2008, the fair market value of the common shares underlying the Company’s option rights was $30.77 per share.
     Option rights granted under the Amended Plan may be option rights that are intended to qualify as incentive stock options (“ISO’s”) within the meaning of Section 422 of the Code or option rights that are not intended to so qualify or combinations thereof. ISO’s may be granted only to officers or other key employees of the Company or any of its subsidiaries.
     No option rights may be exercised more than ten years from the date of grant. Each grant to an employee must specify the period of continuous employment that is necessary before the option rights become exercisable and may provide for the earlier exercisability of the option rights in the event of retirement, death or disability of the recipient or a change in control of the Company. Any grant of option rights may specify management objectives that must be achieved as a condition to exercise such rights.
     Appreciation Rights. Appreciation rights provide the recipient with the right to receive from the Company an amount, determined by our Compensation Committee and expressed as a percentage not exceeding 100 percent, of the difference between the base price established for the appreciation rights and the market value of the common shares on the date the rights are exercised. Appreciation rights can be tandem (i.e., granted with option rights to provide an alternative to the exercise of the option rights) or freestanding. Tandem appreciation rights may only be exercised at a time when the related option right is exercisable and the spread is positive, and requires that the related option right be surrendered for cancellation. Free-standing appreciation rights must have a base price per right that is not less than the fair market value of the common shares on the date of grant, must specify the period of continuous employment that is necessary before such appreciation rights become exercisable (except that they may provide for the earlier exercise of the appreciation rights in the event of retirement, death or disability of the recipient or a change in control of the Company) and may not be exercisable more than ten years from the date of grant. Any grant of appreciation rights may specify that the amount payable by the Company on exercise of an appreciation right may be paid in cash, in common shares or in a combination of the two, and may either grant to the recipient or reserve in our Compensation Committee the right to elect among those alternatives. Any grant of Appreciation rights may specify management objectives that must be achieved as a condition to exercise such rights.
     Restricted Shares. A grant of restricted shares constitutes an immediate transfer of ownership of the shares to the recipient in consideration of the recipient’s performance of services. Restricted shares entitle the recipient to dividend, voting and other ownership rights. Generally, restricted shares must be subject to a “substantial risk of forfeiture,” within the meaning of Section 83 of the Code for a period of at least three years to be determined by our Compensation Committee on the date of the grant. To enforce these forfeiture provisions, the transferability of restricted shares is prohibited or restricted in the manner prescribed by our Compensation Committee on the date of grant for the period during which such forfeiture provisions are to continue. Our Compensation Committee may provide for the earlier termination of the forfeiture provisions in the event of retirement, death or disability of the recipient or a change in control of the Company. Our Compensation Committee may, however, authorize the grant or sale of restricted shares that are subject to such risk of forfeiture for less than three years, in amounts that, when taken together with any deferred shares granted or sold as described below (after taking any forfeitures into account and excluding all automatic awards of restricted shares to nonemployee directors), in the aggregate do not exceed 2% of the maximum of 23,200,000 common shares available for awards.
     Any grant of restricted shares may specify management objectives which, if achieved, will result in termination or early termination of the restrictions applicable to such shares. Any such grant must also specify, with respect to such management objectives, a minimum acceptable level of achievement and must set forth a formula for determining the number of restricted shares on which restrictions will terminate if performance is at or above the minimum level, but below full achievement of the specified management objectives.
     Deferred Shares. The grant of deferred shares represents an agreement to issue or transfer common shares to the recipient following a deferral period in consideration of the recipient’s performance of services, subject to the fulfillment of conditions specified by our Compensation Committee. The recipient cannot transfer any rights under his or her award and has no right to vote the deferred shares. Our Compensation Committee may authorize the payment of dividend equivalents on the deferred shares, in cash or common shares, on a current, deferred or contingent basis. Generally, our Compensation Committee must fix a deferral period of at least three years at the time of grant, and may provide for the earlier termination of the deferral period in the event of retirement, death or disability of the recipient or a change in control of the Company. Our Compensation Committee may, however, authorize the grant or sale of deferred shares that are subject to deferral periods of less than three years, in amounts that, when taken together with any restricted shares granted or sold on such terms as described above (after taking any forfeitures into account and excluding all automatic awards of restricted shares to nonemployee directors), in the aggregate do not exceed 2% of the maximum of 23,200,000 common shares available for awards.
     Performance Shares and Performance Units. A performance share is a bookkeeping equivalent to one common share and a performance unit is a bookkeeping entry equivalent to $100.00. Under a grant of either performance shares or performance units, the Company identifies one or more management objectives that must be met within a specified period. The specified performance period may be subject to earlier termination in the event of retirement, death or disability of the recipient or a change in control of the Company. Our Compensation Committee also establishes a minimum level of acceptable achievement for the recipient. If, by the end of the performance period, the recipient has achieved the specified management objectives, the recipient will be deemed to have fully earned the performance shares or performance units. If the recipient has not achieved the management objectives, but has attained or exceeded the predetermined minimum level of acceptable achievement, the recipient earns a portion of the performance shares or performance units in accordance with a predetermined formula. To the extent earned, the performance shares or performance units will be paid to the recipient at the time and in the manner determined by our Compensation Committee in cash, common shares or a combination of the two. The grant may provide for the payment of dividend equivalents in cash or in common shares on a current, deferred or contingent basis.
     Management Objectives. The Amended Plan requires that our Compensation Committee establish “management objectives” for purposes of performance shares and performance units. When so determined by our Compensation Committee, option rights, appreciation rights, restricted shares and dividend equivalents may also specify management objectives. Management objectives may be described in terms of company-wide objectives or objectives that are related to the performance of the individual recipient or the recipient’s division, department or function within the Company or subsidiary of the Company. Management objectives applicable to any award to a recipient who is, or is likely to become, a “covered employee” within the meaning of 162(m)(3) of the Code must be limited to specified levels of, growth in or peer company performance in: cash flow, cost of capital, debt reduction, earnings before interest and taxes, earnings per share, economic value added, free cash flow, inventory management, net income, productivity improvement, profit after tax, reduction of fixed costs, return on assets, return on equity, return on invested capital, sales and/or shareholder return. Except in the case of such a covered employee, if our Compensation Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the management objectives unsuitable, our Compensation Committee may modify such management objectives, in whole or in part, as our Compensation Committee deems appropriate and equitable. Additionally, even in the case of a covered employee, a management objective can be modified if the modification would not result in the Company’s loss of the exemption of the award under Section 162(m).
     One of the requirements of “performance-based compensation” for purposes of Section 162(m) of the Code is that the material terms of the plan’s performance goals must be approved by the company’s shareholders and that such terms be reapproved by the company’s shareholders every five years. In order to continue to make awards to a recipient who is, or is likely to become, a “covered employee” within the meaning of Section 162(m)(3) of the Code under a plan that will meet the requirements of Section 162(m), the Plan’s management objectives are being submitted to the Company’s shareholders for reapproval. In the event that such approval is not obtained, no awards subject to the shareholder reapproval requirement under Section 162(m) will be made after December 31, 2008.
     Automatic Awards to Nonemployee Directors. The Board is authorized to grant nonemployee directors restricted shares, common shares and option rights on such terms and conditions as the Board may determine. The Board, however, may not grant awards to any nonemployee director exceeding 6,000 restricted shares, 7,500 common shares and 9,000 option rights within any calendar year.
     Unless otherwise determined by the Board, nonemployee directors will receive 2,000 restricted shares upon their first election or appointment. These restricted shares vest at the rate of 20 percent per year. Each nonemployee director automatically receives annual grants of 2,500 common shares immediately after each subsequent annual meeting of shareholders, for as long as he or she continues to be a nonemployee director. These automatically awarded common shares are nontransferable for the six months following their grant to the nonemployee director.
Administration
     The Compensation Committee of the Board of Directors, as constituted from time to time, will administer and interpret the Amended Plan. The Compensation Committee will be composed of not less than three directors, each of whom must (1) meet all applicable independence requirements of the New York Stock Exchange (or the principal national securities exchange on which the Common Stock is traded), (2) be a “nonemployee director” within the meaning of Rule 16b-3 and (3) be an “outside director” within the meaning of Section 162(m) of the Code.
     The Compensation Committee may delegate certain administrative powers to officers of the Company, including the powers to designate employees to be recipients of the awards granted under the plan and to determine the size and type of the awards granted. Officers may not, however, grant awards to directors or executive officers of the Company or any other person subject to 162(m) of the Code. Any resolution authorizing administrative powers to an officer must set forth the total number of shares of common stock related to the awards the officer may grant and the terms of the awards.
     The Amended Plan expressly prohibits the Board from amending any option right or appreciation right to reduce its option price or base price, respectively, without shareholder approval. In addition, the Amended Plan expressly prohibits the Board from cancelling an option right or appreciation right and replacing it with a new option right or appreciation right with a lower option price or base price, respectively, or cancelling it in exchange for cash or other awards.

Eligibility
     Approximately 500 officers, key employees of the Company and its subsidiaries and persons providing services to the Company under an agreement with a foreign nation or agency, as determined by our Compensation Committee, may be selected to receive benefits under the Amended Plan. In addition, nonemployee directors of the Company will be eligible for non-discretionary grants of restricted shares, common shares and option rights as described above in “Automatic Awards to nonemployee directors.”
Transferability
     The Compensation Committee may provide for transferability of particular awards under the Amended Plan, so long as awards are not transferred in exchange for value or consideration. Otherwise, option rights and other derivative securities awarded under the Amended Plan will not be transferable by a recipient other than by will or the laws of descent and distribution. Any award made under the Amended Plan may provide that any common shares issued or transferred as a result of the award will be subject to further restrictions upon transfer.
Adjustments
     The number and kind of shares covered by outstanding option rights, appreciation rights, deferred shares and performance shares and the prices per share applicable thereto, are subject to adjustment in certain situations as provided in Section 11 of the Amended Plan.
Certain Terminations of Employment, Hardship and Other Special Circumstances
     If permitted by Section 409A of the Code, in the event of a termination of employment by reason of death, disability, normal retirement, early retirement with the consent of the Company or in the event of hardship or other special circumstances, our Compensation Committee may take any action that it deems to be equitable under the circumstances or in the best interests of the Company, including accelerating the date when an option right becomes exercisable, or waiving or modifying any other limitation or requirement with respect to any award under the plan.
Detrimental Activity
     The Amended Plan authorizes the Board to issue awards that may be cancelled if the recipient is found to be engaging in activities detrimental to the Company, including competition with the Company, unauthorized disclosure of the Company’s confidential or proprietary information or “termination for cause” due to willful gross neglect or dishonesty for personal enrichment at the expense of the Company.
Termination
     The Amended Plan also provides that the plan will terminate ten years after the date of shareholder approval.
Amendments and Miscellaneous
     The Amended Plan may be amended by our Compensation Committee so long as any amendment that must be approved by the shareholders of the Company in order to comply with applicable law or the rules of the New York Stock Exchange is not effective until such approval has been obtained. Without limiting the generality of the foregoing, our Compensation Committee may amend the Amended Plan to eliminate provisions which are no longer necessary as a result of changes in tax or securities laws and regulations, or in the interpretation of such laws and regulations.
     Except with respect to option rights, appreciation rights and restricted shares, our Compensation Committee may permit recipients to elect to defer the issuance of common shares or the settlement of awards in cash under procedures set forth by our Compensation Committee and intended to comply with Section 409A of the Code. The Compensation Committee may also provide that deferral settlements include payment or crediting of interest on the deferred amounts or the payment or crediting of dividend equivalents where the deferral amounts are denominated in common shares.

     The Amended Plan and all actions taken pursuant to the plan are to be governed by the internal substantive laws of the State of Ohio.
Amended Plan Benefits
     It is not possible to determine specific amounts that may be awarded in the future under the Amended Plan. However, as indicated in the table below, our Compensation Committee has made awards to certain executive officers named in the Summary Compensation Table and certain other key employees during the year 2007. Also, certain awards shown in the table below would be automatically made beginning in the year 2008 to nonemployee directors under the Amended Plan, if such plan is approved by the shareholders.
NEW PLAN BENEFITS
THE TIMKEN COMPANY LONG-TERM INCENTIVE PLAN

	(A)
	STOCK	(B)
	OPTIONS	OTHER AWARDS
	NUMBER	DOLLAR	NUMBER
NAME AND POSITION	OF SHARES	VALUE ($)	OF SHARES

James W. Griffith	134,000	$2,242,024	30,800
President & CEO

Ward J. Timken, Jr.	114,000	$1,951,656	27,713
Chairman — Board of Directors

Glenn A. Eisenberg	35,000	$700,708	12,009
Executive Vice President -
Finance & Administration

Michael C. Arnold	35,000	$708,812	12,254
President — Industrial

Salvatore J. Miraglia, Jr.	30,000	$606,721	10,445
President — Steel

Executive Officer Group	378,041	$3,400,930	116,048

Nonemployee Director Group	0	$905,575	27,500	(C)

Non-Executive Officer Employee Group	140,460	$886,486	30,057

(A)	The figures shown reflect stock options awarded under the Plan on February 5, 2007, as described in the Summary Compensation Table and the Option Grants in Last Fiscal Year table.

(B)	Except as otherwise noted, the figures shown reflect restricted shares awarded under the plan as described in footnote 1 of the Summary Compensation Table.

(C)	The figures shown reflect automatic awards of Common Shares and Restricted Shares to nonemployee directors as would be awarded under the Amended Plan.

FEDERAL INCOME TAX CONSEQUENCES
     The following is a brief summary of certain of the Federal income tax consequences of certain transactions under the Amended Plan based on Federal income tax laws in effect on January 1, 2008. This summary is not intended to be complete and does not describe state or local tax consequences.
Tax Consequences to Participants
     Nonqualified Option Rights. In general, (i) no income will be recognized by an optionee at the time a nonqualified option right is granted; (ii) at the time of exercise of a nonqualified option right, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise; and (iii) at the time of sale of shares acquired pursuant to the exercise of a nonqualified option right, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.
     Incentive Option Rights. No income generally will be recognized by an optionee upon the grant or exercise of an ISO. The exercise of an ISO, however, may result in alternative minimum tax liability. If common shares are issued to the optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.
     If common shares acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the option price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.
     Appreciation Rights. No income will be recognized by a participant in connection with the grant of a tandem appreciation right or a freestanding appreciation right. When the appreciation right is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted common shares received on the exercise.
     Restricted Shares. The recipient of restricted shares generally will be subject to tax at ordinary income rates on the fair market value of the restricted shares (reduced by any amount paid by the participant for such restricted shares) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (“Restrictions”). However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted shares. If a Section 83(b) election has not been made, any dividends received with respect to restricted shares that are subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the participant.
     Deferred Shares. No income generally will be recognized upon the award of deferred shares. The recipient of a deferred share award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted common shares on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such deferred shares), and the capital gains/loss holding period for such shares will also commence on such date.
     Performance Shares and Performance Units. No income generally will be recognized upon the grant of performance shares or performance units. Upon payment in respect of the earn-out of performance shares or performance units, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any nonrestricted common shares received.
Tax Consequences to the Company or Subsidiary
     To the extent that a recipient recognizes ordinary income in the circumstances described above, the Company or subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.
Compliance with Section 409A of the Internal Revenue Code
     The American Jobs Creation Act of 2004, enacted on October 22, 2004, revised the federal income tax law applicable to certain types of awards that may be granted under the Amended Plan. To the extent applicable, it is intended that the Amended Plan and any grants made under the Amended Plan comply with the provisions of Section 409A of the Code. The Amended Plan and any grants made under the Amended Plan will be administered in a manner consistent with this intent, and any provision of the Amended Plan that would cause the Amended Plan or any grant made under the Amended Plan to fail to satisfy Section 409A shall have no force and effect until amended to comply with Section 409A (which amendment may be retroactive to the extent permitted by Section 409A and may be made by the Company without the consent of the participants). Any reference to Section 409A will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.
Vote Required to Approve the Amended Plan
     The approval of the adoption of the Amended Plan requires the affirmative vote of a majority of the votes cast at the meeting, provided that the total votes cast represent over 50% of Timken’s shares of common stock outstanding. Abstentions and “broker non-votes” (where a broker, other record holder, or nominee indicates on a proxy card that it does not have authority to vote certain shares on a particular matter) will have the same effect as votes against the proposal, unless the total votes cast for or against the proposal represent more than 50% of Timken’s shares of common stock outstanding. In that case, abstentions and broker non-votes will not have any effect on the result of the vote.
     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE TIMKEN COMPANY LONG-TERM INCENTIVE PLAN, AS AMENDED AND RESTATED AS OF FEBRUARY 5, 2008.

ITEM NO. 3
SHAREHOLDER PROPOSAL
     The Office of the Comptroller of New York City, 1 Centre Street, New York, New York 10007-2341, as custodian and trustee of the New York City Employees’ Retirement System, the New York City Teachers’ Retirement System, the New York City Police Pension Fund, and the New York City Fire Department Pension Fund, and custodian of the New York City Board of Education Retirement System (the “Funds”) has notified the Company of its intention to offer the following proposal for consideration of the shareholders at the Annual Meeting of Shareholders. The Funds hold 320,854 shares of Common Stock of the Company.
Submitted by William C. Thompson, Jr., Comptroller, City of New York, on behalf of the Boards of Trustees of the New York City Pension Funds
WHEREAS, corporations with non-discrimination policies relating to sexual orientation have a competitive advantage to recruit and retain employees from the widest talent pool;
Employment discrimination on the basis of sexual orientation diminishes employee morale and productivity;
The company has an interest in preventing discrimination and resolving complaints internally so as to avoid costly litigation and damage to its reputation as an equal opportunity employer;
Atlanta, Seattle and Los Angeles, and San Francisco have adopted legislation restricting business with companies that do not guaranteed equal treatment for lesbian and gay employees and similar legislation is pending in other jurisdictions;
The company has operations in and makes sales to institutions in states and cities which prohibit discrimination on the basis of sexual orientation;
A recent National Gay and Lesbian Taskforce study has found that 16% -44% of gay men and lesbians in twenty cities nationwide experienced workplace harassment or discrimination based on their sexual orientation;
National public opinion polls consistently find more than three-quarters of the American people support equal rights in the workplace for gay men, lesbians, and bisexuals;
A number of Fortune 500 corporations have implemented non-discrimination policies encompassing the following principles:
1)	Discrimination based on sexual orientation and gender identity will be prohibited in the company’s employment policy statement.

2)	The non-discrimination policy will be distributed to all employees.

3)	There shall be no discrimination based on any employee’s actual or perceived health condition, status, or disability.

4)	There shall be no discrimination in the allocation of employee benefits on the basis of sexual orientation or gender identity.

5)	Sexual orientation and gender identity issues will be included in corporate employee diversity and sensitivity programs.

6)	There shall be no discrimination in the recognition of employee groups based on sexual orientation or gender identity.

7)	Corporate advertising policy will avoid the use of negative stereotypes based on sexual orientation or gender identity.

8)	There shall be no discrimination in corporate advertising and marketing policy based on sexual orientation or gender identity.

9)	There shall be no discrimination in the sale of goods and services based on sexual orientation or gender identity, and

10)	There shall be no policy on barring corporate charitable contributions to groups and organizations based on sexual orientation.

RESOLVED: The Shareholders request that management implement equal employment opportunity policies based on the aforementioned principles prohibiting discrimination based on sexual orientation and gender identity.
STATEMENT: By implementing policies prohibiting discrimination based on sexual orientation and gender identity, the Company will ensure a respectful and supportive atmosphere for all employees and enhance its competitive edge by joining the growing ranks of companies guaranteeing equal opportunity for all employees.
THE BOARD OF DIRECTORS’ RESPONSE TO THE SHAREHOLDER PROPOSAL
     This is the second time this proposal has been submitted. It was defeated by shareholder vote last year.
     The Timken Company is an equal opportunity employer. Our long-stated policy is clear and simple. The Company treats all associates and applicants equally according to their individual qualifications, abilities, experiences and other employment standards. This global policy is contained in the Company’s Associate Handbook that is widely distributed to the Company’s associates. We further state in the Handbook that the Company does not, and will not, tolerate any discrimination or harassment, and any associate violating the equal employment policy or policy against harassment is subject to disciplinary action, which can include discharge.
     The Company believes it is not necessary to adopt this shareholder proposal because our policies already address the concerns this proposal seeks to address. Moreover, we believe it is not practical or even possible to list all possible categories on which to prohibit discrimination. We recognize the value of a truly diverse workforce and will continue to strive to achieve that objective.
     A favorable vote of a majority of the votes cast on the shareholder proposal is necessary for approval of the shareholder proposal. Abstentions and broker non-voters will not be counted for determining whether the shareholder proposal is approved.
     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS SHAREHOLDER PROPOSAL.

ITEM NO. 4
SHAREHOLDER PROPOSAL
     Gerald R. Armstrong, 820 Sixteenth Street, No. 705, Denver, Colorado 80202-3227 has notified the Company of his intention to offer the following proposal for consideration of the shareholders at the Annual Meeting of Shareholders. Mr. Armstrong holds 320 shares of Common Stock of the Company.
RESOLVED: That the shareholders of The Timken Company request its Board of Directors to take the steps necessary to eliminate classification of terms of the Board of Directors to require that all Directors stand for election annually. The Board declassification shall be completed in a manner that does not affect the unexpired terms of the previously-elected Directors.
STATEMENT: The proponent believes the election of directors is the strongest way that shareholders influence the directors of any corporation. Currently, our board of directors is divided into three classes with each class serving three-year terms. Because of this structure, shareholders may only vote for one-third of the directors each year. This is not in the best interest of shareholders because it reduces accountability.
     U.S. Bancorp, Associated Banc-Corp, Pipir-Jaffray Companies, Fifth-Third Bancorp, Pan Pacific Retail Properties, Qwest Communications International, Xcel Energy, Greater Bay Bancorp, North Valley Bancorp, Pacific Continental Corporation, Regions Financial Corporation, CoBiz Financial Inc., Marshall & Illsley Corporation, and Wintrust Financial, Inc. are among the corporations electing directors annually because of the efforts of the proponent.
     The performance of our management and our Board of Directors is now being more strongly tested due to economic conditions and the accountability for performance must be given to the shareholders whose capital has been entrusted in the form of share investments.
     A study of researchers at Harvard Business School and the University of Pennsylvania’s Wharton School titled “Corporate Governance and Equity Prices” (Quarterly Journal of Economics, February, 2003), looked at the relationship between corporate governance practices (including classified boards) and firm performance. The study found a significant positive link between governance practices favoring shareholders (such as annual director election) and firm value.
     While management may argue that directors need and deserve continuity, management should become more aware that continuity and tenure may be best assured when their performance as directors is exemplary and is deemed beneficial to the best interests of the corporation and its shareholders.
     The proponent regards as unfounded the concern expressed by some that annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by the shareholders. In the unlikely event that shareholders do vote to replace all directors, such a decision would express dissatisfaction with the incumbent directors and reflect a need for change.
     If you agree that shareholders may benefit from greater accountability afforded by annual election of all directors, please vote “FOR” this proposal.
THE BOARD OF DIRECTORS’ RESPONSE TO THE SHAREHOLDER PROPOSAL
     The Nominating and Corporate Governance Committee, which is composed entirely of independent directors, regularly considers and evaluates a broad range of corporate governance issues affecting the Company, including whether to maintain the Company’s classified Board structure. For the reasons set forth below and based on the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors of The Timken Company has determined that it is in the best interests of the Company and its shareholders to maintain the Company’s current classified Board structure.
     Stability and Continuity. With a classified board, the likelihood of continuity and stability in the Board’s business strategies and policies is enhanced, since generally at all times two-thirds of the Directors will have had prior experience as Directors of the Company and are familiar with the Company’s business and affairs. Directors who have experience with the Company and are knowledgeable about its business and affairs are a valuable resource and are better positioned to make the fundamental decisions that are best for the Company and its shareholders.
     We believe this longer-term oversight has resulted and will continue to result in more effective long-term shareholder value. Under the current three-year term classified Board structure, the Directors have been responsible for providing oversight with regards to the Company’s various strategic initiatives. During the past three years, net sales have grown 22% to a record $5.236 billion in 2007. Income from continuing operations increased 64% over this same time period while maintaining a strong balance sheet with total debt to capital of 27% as of December 31, 2007. Additionally, the Company paid its 342nd consecutive quarterly dividend in 2007, and paid total dividends of $0.66 per share in 2007, an increase of 27% from three years ago.
     Annual elections of Directors may result in a focus on shorter-term business issues and short-term pressure from special interests. This short-term focus may be inconsistent with the long-term well-being of the Company and its shareholders.
     A classified Board also assists the Company in attracting and retaining highly qualified directors who are willing to commit the time and resources necessary to understand the Company, its operations and its competitive environment. The Company believes that agreeing to serve a three-year term demonstrates a nominee’s commitment to the Company over the long-term. Given the current corporate governance climate, in which many qualified individuals are increasingly reluctant to serve on public boards, the Company could also be placed at a competitive disadvantage in recruiting qualified director candidates if their Board service could potentially be only for a one-year period.
     Protection Against Unfair and Abusive Takeover Tactics. A classified board is also designed to safeguard the Company against the efforts of a third party intent on quickly taking control of, and not paying fair value for, the business and assets of the Company. The classified board structure enhances the ability of the Board to negotiate the best results for all shareholders in those circumstances. Absent a classified board, a potential acquiror could gain control of the Company’s Board by replacing a majority of the Directors with its own slate of nominees at a single annual meeting, and without paying a premium to the Company’s shareholders.
     Accountability to Shareholders. The Board further believes that annual elections for each Director are not necessary to promote director accountability. All Directors are required to uphold their fiduciary duties to the Company and its shareholders, regardless of how often they stand for election. The Board believes that Directors elected to three-year terms are not insulated from this responsibility and are as accountable to shareholders as Directors elected annually. Further, since one-third of the Directors are elected each year, the shareholders have an orderly means to effect change and communicate their views on the performance of the Company and its Directors.
     Moreover, the corporate governance requirements under the Sarbanes-Oxley Act of 2002 and the NYSE rules that have put into place structural requirements and responsibilities have increased significantly the Board’s responsibilities to shareholders. The Company has implemented additional measures to further foster such accountability, including the adoption of the Board of Directors’ General Policies and Procedures that focus on the independence and quality of the Company’s directors and the effective functioning and regular self-evaluations of the Board and its committees. For example, ten of the thirteen members of the Company’s Board of Directors are independent. In addition, the Company’s Audit Committee, Compensation Committee, Finance Committee, and Nominating and Corporate Governance Committee are each composed solely of independent directors as defined in the NYSE listing standards and the respective committee charters.
     Corporate Governance. The Board is committed to corporate governance practices that will benefit the Company’s shareholders and regularly examines these practices in light of the changing environment. The Board of Directors’ General Policies and Procedures focus on the independence and quality of the Company’s Directors and the effective functioning of the Board.
     In accordance with the Company’s Amended Articles of Incorporation and Ohio law, an amendment to the Company’s Amended Articles of Incorporation requires the Board to declare the amendment advisable, as well as the subsequent affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon. Therefore, adoption of this proposal would not in itself eliminate the classified Board, but would only amount to an advisory recommendation to the Board to take the necessary steps to achieve a declassified Board.
     A favorable vote of a majority of the votes cast on the shareholder proposal is necessary for approval of the shareholder proposal. Abstentions and broker non-voters will not be counted for determining whether the shareholder proposal is approved.
     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS SHAREHOLDER PROPOSAL.

AUDITORS
     The independent accounting firm of Ernst & Young LLP has acted as the Company’s auditor for many years and has been selected as the auditor for the current year. Representatives of that firm are expected to be present at the Annual Meeting of Shareholders, will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions. Set forth below are the aggregate fees billed by Ernst & Young for professional services rendered to the Company in 2007 and 2006.

	2007	2006
Audit fees:
Consolidated financial statements	$2,139,400	$1,727,900
Sarbanes Oxley — Section 404 attestation	1,245,000	1,411,000
Statutory audits	1,034,700	1,021,100
Regulatory filings (SEC)	5,000	126,900
Accounting consultations	266,600	426,200

	4,690,700	4,713,100
Audit-related fees:
Employee benefit plan audits	246,800	225,200
International statutory filings	110,700	30,000
Due diligence related to acquisitions	254,200	—

	611,700	255,200
Tax fees:
Tax compliance	423,800	1,197,400
Tax advisory	113,000	362,100

	536,800	1,559,500

All other fees:	—	—

	$5,839,200	$6,527,800

     The Audit Committee has adopted policies and procedures requiring pre-approval of all audit and non-audit services provided by the independent auditor. Other than audit and non-audit services pre-approved in connection with the annual engagement of the independent auditor, all services to be provided by the independent auditor must be pre-approved by the Audit Committee. Requests for pre-approval must contain sufficient detail to ensure the Audit Committee knows precisely what services it is being asked to pre-approve so that it can make a well-reasoned assessment of the impact of the service on the auditor’s independence. Additionally, the Audit Committee has pre-approved the provision of a limited number of specific services that do not require further action by the Audit Committee. The Audit Committee has delegated its pre-approval authority to one of its members who must report any pre-approval decisions to the full Audit Committee at its next scheduled meeting. All of the services described above under “Audit-related fees” and “Tax fees” were approved by the Audit Committee in accordance with its pre-approval policies and procedures.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Executive Officers and Directors, and persons who own more than 10% of the Common Stock of the Company, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange, and to provide the Company with copies of such reports. The Company is required to disclose any failure by any of the above-mentioned persons to file timely Section 16 reports.
     Based solely upon its review of the copies of such reports furnished to the Company, or written representations that no forms were required to be filed, the Company is not aware of any instances of noncompliance, or late compliance, with such filings during the year ended December 31, 2007, by its Executive Officers, Directors, or 10% shareholders, except for the following: seven sales totaling 1,244 shares by Alastair R. Deane, Senior Vice President — Technology, reported late.
SUBMISSION OF SHAREHOLDER PROPOSALS
     The Company must receive by November 24, 2008, any proposal of a shareholder intended to be presented at the 2009 Annual Meeting of Shareholders and to be included in the Company’s proxy materials related to the 2009 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934. Such proposals should be submitted by certified mail, return receipt requested. Proposals of shareholders submitted outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934 in connection with the 2009 Annual Meeting (“Non-Rule 14a-8 Proposals”) must be received by the Company by February 7, 2009, or such proposals will be considered untimely under Rule 14a-4(c) of the Securities Exchange Act of 1934. The Company’s proxy related to the 2009 Annual Meeting of Shareholders will give discretionary authority to the proxy holders to vote with respect to all Non-Rule 14a-8 Proposals received by the Company after February 7, 2009.
SHAREHOLDER COMMUNICATIONS
     Shareholders or interested parties may send communications to the Board of Directors, any standing committee of the Board, or to any Director, in writing c/o The Timken Company, 1835 Dueber Avenue, S.W., P.O. Box 6932, Canton, Ohio 44706-0932. Shareholders or interested parties may also submit questions, concerns or reports of misconduct through the Timken Helpline at 1-800-846-5363 and may remain anonymous. Communications received may be reviewed by the office of the General Counsel to ensure appropriate and careful review of the matter.
GENERAL
     On the record date of February 15, 2008, there were outstanding 96,002,205 shares of Common Stock, each entitled to one vote upon all matters presented to the meeting. The presence in person or by proxy of not less than fifty percent of such shares shall constitute a quorum for purposes of the Annual Meeting of Shareholders.
     The enclosed proxy is solicited by the Board of Directors, and the entire cost of solicitation will be paid by the Company. In addition to solicitation by mail, officers and other employees of the Company, without extra remuneration, may solicit the return of proxies by telephone, telegraph, facsimile, personal contact or other means of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares held of record by them and will be reimbursed for their expenses. The Company has retained Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies for a fee not to exceed $9,500, plus reasonable out-of-pocket expenses.
     Shares represented by properly executed proxies will be voted at the meeting in accordance with the shareholders’ instructions. In the absence of specific instructions, the shares will be voted FOR the election of Directors as indicated under Item No. 1, FOR the management proposal indicated under Item No. 2, AGAINST the shareholder proposal indicated under Item No. 3, and AGAINST the shareholder proposal indicated under Item No. 4, and, as to any other business as may be properly brought before the Annual

Meeting of Shareholders and any adjournments or postponements thereof, in the discretion of the proxy holders.
     You may, without affecting any vote previously taken, revoke your proxy at any time before the Annual Meeting of Shareholders by a later dated proxy received by the Company, or by giving notice to the Company either in writing or at the meeting.
     National City Bank (“National City”) will be responsible for tabulating the results of shareholder voting. National City will submit a total vote only, keeping all individual votes confidential. Representatives of National City will serve as inspectors of election for the Annual Meeting of Shareholders. Under Ohio law and the Company’s Amended Articles of Incorporation and Amended Regulations, properly executed proxies marked “abstain” will be counted for purposes of determining whether a quorum has been achieved at the Annual Meeting of Shareholders, but proxies representing shares held in “street name” by brokers that are not voted with respect to any proposal will not be counted for quorum purposes.
Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareholders to be held on May 1, 2008.
     This Proxy Statement, along with our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and our 2007 Annual Report, are available free of charge on the Investors’ section of our website www.timken.com.
     After April 1, 2008, the Company will furnish to each shareholder, upon written request and without charge, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, including financial statements and schedules thereto, filed with the Securities and Exchange Commission. Requests should be addressed to Scott A. Scherff, Corporate Secretary and Assistant General Counsel, The Timken Company, 1835 Dueber Avenue, S.W. — GNE-01, Canton, Ohio 44706-2798.

APPENDIX A
NEW YORK STOCK EXCHANGE
INDEPENDENCE STANDARDS
1. No director qualifies as “independent” unless the board of directors affirmatively determines that the director has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company).
2. In addition, a director is not independent if:
(i)	The director is, or has been within the last three years, an employee of the listed company, or an immediate family member is, or has been within the last three years, an executive officer, of the listed company.

(ii)	The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the listed company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

(iii)	(A) The director or an immediate family member is a current partner of a firm that is the company’s internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the listed company’s audit within that time.

(iv)	The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the listed company’s present executive officers at the same time serves or served on that company’s compensation committee.

(v)	The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the listed company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

A-1

TABLE OF CONTENTS FOR APPENDIX B
THE TIMKEN COMPANY LONG-TERM INCENTIVE PLAN
(As Amended and Restated as of February 5, 2008)

APPENDIX B
THE TIMKEN COMPANY LONG-TERM INCENTIVE PLAN,
AS AMENDED AND RESTATED AS OF FEBRUARY 5, 2008
     1. Purpose. The purpose of this Plan is to enable The Timken Company, an Ohio Corporation (the “Corporation”), and its Subsidiaries, to attract, retain and motivate key employees by providing such persons incentives and rewards for superior performance and to promote equity participation by key employees of the Corporation, thereby reinforcing a mutuality of interest with other shareholders, and permitting key employees to share in the Corporation’s growth.
     2. Definitions. As used in this Plan,
“Appreciation Right” means a right granted pursuant to Section 5 of this Plan, including a Free-standing Appreciation Right and a Tandem Appreciation Right.
“Available Common Share” means any Common Share that (i) was available for issuance or transfer under the Plan prior to this Amendment and Restatement and are not subject to any grants awarded prior May 1, 2008 or (ii) is newly available for issuance or transfer under this Amendment and Restatement of the Plan.
“Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Free-standing Appreciation Right.
“Board” means the Board of Directors of the Corporation.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Committee” means the committee described in Section 17(a) of this Plan.
“Common Shares” means (i) shares of the common stock of the Corporation without par value and (ii) any security into which Common Shares may be converted by reason of any transaction or event of the type referred to in Section 11 of this Plan.
“Date of Grant” means the date specified by the Committee on which a grant of Option Rights or Appreciation Rights or Performance Shares or Performance Units or a grant or sale of Restricted Shares or Deferred Shares shall become effective, which shall not be earlier than the date on which the Committee takes action with respect thereto, including the date on which an automatic grant of Common Shares, Restricted Shares or Option Rights to a Nonemployee Director becomes effective pursuant to Section 9 of this Plan.
“Deferral Period” means the period of time during which Deferred Shares are subject to deferral limitations under Section 7 of this Plan.
“Deferred Shares” means an award pursuant to Section 7 of this Plan of the right to receive Common Shares at the end of a specified Deferral Period.
“Detrimental Activity” means:
(i)	Engaging in any activity, as an employee, principal, agent, or consultant for another entity that competes with the Corporation in any actual, researched, or prospective product, service, system, or business activity for which the Participant has had any direct responsibility during the last two years of his or her employment with the Corporation or a Subsidiary, in any territory in which the Corporation or a Subsidiary manufactures, sells, markets, services, or installs such product, service, or system, or engages in such business activity.

(ii)	Soliciting any employee of the Corporation or a Subsidiary to terminate his or her employment with the Corporation or a Subsidiary.

(iii)	The disclosure to anyone outside the Corporation or a Subsidiary, or the use in other than the Corporation or a Subsidiary’s business, without prior written authorization from the Corporation, of any confidential, proprietary or trade secret information or material relating to the business of the Corporation and its Subsidiaries, acquired by the Participant during his or her employment with the Corporation or its Subsidiaries or while acting as a consultant for the Corporation or its Subsidiaries thereafter.

(iv)	The failure or refusal to disclose promptly and to assign to the Corporation upon request all right, title and interest in any invention or idea, patentable or not, made or conceived by the Participant during employment by the Corporation and any Subsidiary, relating in any manner to the actual or anticipated business, research or development work of the Corporation or any Subsidiary or the failure or refusal to do anything reasonably necessary to enable the Corporation or any Subsidiary to secure a patent where appropriate in the United States and in other countries.

(v)	Activity that results in Termination for Cause. For the purposes of this Section, “Termination for Cause” shall mean a termination:
(A)	due to the Participant’s willful and continuous gross neglect of his or her duties for which he or she is employed, or

(B)	due to an act of dishonesty on the part of the Participant constituting a felony resulting or intended to result, directly or indirectly, in his or her gain for personal enrichment at the expense of the Corporation or a Subsidiary.
(vi)	Any other conduct or act determined to be injurious, detrimental or prejudicial to any significant interest of the Corporation or any Subsidiary unless the Participant acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation.
“Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee which sets forth the terms and conditions of Option Rights, Appreciation Rights, Restricted Shares, Deferred Shares, Performance Shares, Performance Units or awards to Nonemployee Directors. An Evidence of Award may be in any electronic medium, may be limited to a notation on the books and records of the Corporation and, with the approval of the Committee, need not be signed by a representative of the Corporation or a Participant.
“Free-standing Appreciation Right” means an Appreciation Right granted pursuant to Section 5 of this Plan that is not granted in tandem with an Option Right or similar right.
“Incentive Stock Options” means Option Rights that are intended to qualify as “incentive stock options” under Section 422 of the Code or any successor provision.
“Less-Than-80-Percent Subsidiary” means a Subsidiary with respect to which the Corporation directly or indirectly owns or controls less than 80 percent of the total combined voting or other decision-making power.
“Management Objectives” means the achievement of a performance objective or objectives established pursuant to this Plan for Participants who have received grants of

Performance Shares or Performance Units or, when so determined by the Committee, Option Rights, Appreciation Rights, Restricted Shares and dividend equivalents. Management Objectives may be described in terms of Corporation-wide objectives or objectives that are related to the performance of the individual Participant or of the Subsidiary, division, department, region or function within the Corporation or Subsidiary in which the Participant is employed.
The Management Objectives applicable to any award to a Participant who is, or is determined by the Committee to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision) shall be limited to specified levels of, growth in or peer company performance in: cash flow, cost of capital, debt reduction, earnings before interest and taxes, earnings per share, economic value added, free cash flow, inventory management, net income, productivity improvement, profit after tax, reduction of fixed costs, return on assets, return on equity, return on invested capital, sales and/or shareholder return. Management Objectives may be stated as a combination of the preceding factors.
If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Corporation, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives to be unsuitable, the Committee may modify such Management Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate, except in the case of a covered employee where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.
“Market Value per Share” means the fair market value of the Common Shares as determined by the Committee from time to time.
“Nonemployee Director” means a member of the Board who is not an employee of the Corporation or any Subsidiary.
“Optionee” means the person so designated in an agreement evidencing an outstanding Option Right.
“Option Price” means the purchase price payable upon the exercise of an Option Right.
“Option Right” means the right to purchase Common Shares upon exercise of an option granted pursuant to Section 4 or Section 9 of this Plan.
“Participant” means a person who is selected by the Committee to receive benefits under this Plan and who is at that time an officer, including without limitation an officer who may also be a member of the Board, or other key employee of the Corporation or any Subsidiary or who has agreed to commence serving in any such capacity, and shall also include each Nonemployee Director who receives an award pursuant to Section 9 of this Plan. For purposes of awards made pursuant to Section 16, the term shall also include any person who provides services to the Corporation or a Subsidiary that are equivalent to those typically provided by an employee.
“Performance Period” means, in respect of a Performance Share or Performance Unit, a period of time established pursuant to Section 8 of this Plan within which the Management Objectives relating thereto are to be achieved.
“Performance Share” means a bookkeeping entry that records the equivalent of one Common Share awarded pursuant to Section 8 of this Plan.
“Performance Unit” means a bookkeeping entry that records a unit equivalent to $100.00 awarded pursuant to Section 8 of this Plan.

“Restricted Shares” mean Common Shares granted or sold pursuant to Section 6 or Section 9 of this Plan as to which neither the substantial risk of forfeiture nor the restrictions on transfer referred to in Section 6 or Section 9 hereof has expired.
“Rule 16b-3” means Rule 16b-3 of the Securities and Exchange Commission (or any successor rule to the same effect), as in effect from time to time.
“Spread” means, in the case of a Free-standing Appreciation Right, the amount by which the Market Value per Share on the date when any such right is exercised exceeds the Base Price specified in such right or, in the case of a Tandem Appreciation Right, the amount by which the Market Value per Share on the date when any such right is exercised exceeds the Option Price specified in the related Option Right.
“Subsidiary” means a corporation, partnership, joint venture, unincorporated association or other entity in which the Corporation has a direct or indirect ownership or other equity interest; provided, however, for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which the Corporation owns or controls directly or indirectly more than 50 percent of the total combined voting power represented by all classes of stock issued by such corporation at the time of such grant.
“Tandem Appreciation Right” means an Appreciation Right granted pursuant to Section 5 of this Plan that is granted in tandem with an Option Right or any similar right granted under any other plan of the Corporation.
3.	Shares Available under the Plan.
(a)	Subject to adjustment as provided in Section 11 of this Plan, the maximum number of Common Shares issued or transferred (i) upon the exercise of Option Rights or Appreciation Rights, (ii) as Restricted Shares and released from all substantial risks of forfeiture, (iii) as Deferred Shares, (iv) in payment of Performance Shares or Performance Units that have been earned, (v) as automatic awards to Nonemployee Directors or (vi) in payment of dividend equivalents paid with respect to awards made under this Plan, shall not in the aggregate exceed 23,200,000 Common Shares, which may be Common Shares of original issuance or Common Shares held in treasury or a combination thereof, and the number of Common Shares so issued or transferred pursuant to awards granted on or after May 1, 2008 shall not exceed the number of Available Shares on such date. The 23,200,000 maximum number of Common Shares described in the preceding sentence consists of 2,800,000 Common Shares that were approved in 1992, 3,000,000 Common Shares that were approved in 1996, 3,000,000 Common Shares that were approved in 2000, 2,900,000 Common Shares that were approved in 2002, 4,500,000 Common Shares that were approved in 2004, and 7,000,000 Common Shares that are being added as of this Amendment and Restatement. The foregoing figures reflect adjustments for the 1997 stock split.

(b)	Each Common Share issued or transferred (and, in the case of restricted shares, released from all substantial rights of forfeiture) pursuant to any award (other than an Option Right or Appreciation Right) granted after May 1, 2008 shall, for purposes of Section 3(a) of this Plan, reduce the number of Available Common Shares by two and fifty-five one hundredths (2.55) Common Shares for each such Common Share, instead of one Common Share.

(c)	Common Shares covered by an award granted under this Plan shall not be counted as used unless and until they are actually issued and delivered to a

Participant. Without limiting the generality of the foregoing, upon payment in cash of the benefit provided by any award granted under this Plan, any Common Shares that were covered by that award will be available for issue or transfer hereunder. Notwithstanding anything to the contrary contained herein: (A) Common Shares tendered in payment of the Option Price of an Option Right shall not be added to the aggregate plan limit described above; (B) Common Shares withheld by the Corporation to satisfy tax withholding obligations shall not be added to the aggregate plan limit described above; (C) Common Shares that are repurchased by the Corporation with Option Right proceeds shall not be added to the aggregate plan limit described above; and (D) the gross number of Common Shares covered by an Appreciation Right, to the extent that it is exercised and settled in Common Shares, and whether or not Common Shares are actually issued to the Participant upon exercise of the right, shall be considered issued or transferred pursuant to this Plan.

(d)	Notwithstanding anything in this Plan to the contrary, the aggregate number of Common Shares actually issued or transferred by the Corporation upon the exercise of Incentive Stock Options shall not exceed the maximum number of Common Shares first specified above in Section 3(a), subject to adjustment as provided in Section 11 of this Plan.

(e)	The number of Performance Units that may be granted and paid out under this Plan shall not in the aggregate exceed 1,000,000.

(f)	Upon payment in cash of the benefit provided by any award granted under this Plan, any Common Shares that were covered by that award shall again be available for issuance or transfer hereunder.

(g)	Notwithstanding any other provision of this Plan to the contrary, no Participant shall be granted Option Rights for more than 1,000,000 Common Shares during any period of five consecutive calendar years subject to adjustment as provided in Section 11 of this Plan.

(h)	Notwithstanding any other provision of this Plan to the contrary, in no event shall any Participant in any period of one calendar year receive awards of Performance Shares and Performance Units having an aggregate value as of their respective Dates of Grant in excess of $3,000,000.
          4. Option Rights. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize grants to Participants of options to purchase Common Shares. Each such grant may utilize any or all of the authorizations and shall be subject to all of the requirements contained in the following provisions:
(a)	Each grant shall specify the number of Common Shares to which it pertains, subject to the limitations set forth in Section 3 of this Plan.

(b)	Each grant shall specify an Option Price per Common Share, which shall be equal to or greater than the Market Value per Share on the Date of Grant.

(c)	Each grant shall specify the form of consideration to be paid in satisfaction of the Option Price and the manner of payment of such consideration, which may include (i) cash in the form of currency or check or other cash equivalent acceptable to the Corporation, (ii) nonforfeitable, unrestricted Common Shares, which are already owned by the Optionee and have a value at the time of exercise that is equal to the Option Price, (iii) any other legal consideration that the Committee may deem appropriate, including without limitation any form of consideration authorized under Section 4(d) below, on such basis as the Committee may determine in accordance with this Plan and (iv) any combination of the foregoing.

(d)	Any grant may provide that payment of the Option Price may also be made in whole or in part in the form of Restricted Shares or other Common Shares that are subject to risk of forfeiture or restrictions on transfer. Unless otherwise determined by the Committee whenever any Option Price is paid in whole or in part by means of any of the forms of consideration specified in this Section 4(d), the Common Shares received by the Optionee upon the exercise of the Option Rights shall be subject to the same risks of forfeiture or restrictions on transfer as those that applied to the consideration surrendered by the Optionee; provided, however, that such risks of forfeiture and restrictions on transfer shall apply only to the same number of Common Shares received by the Optionee as applied to the forfeitable or restricted Common Shares surrendered by the Optionee.

(e)	To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on the date of exercise of some or all of the Common Shares to which the exercise relates.

(f)	Successive grants may be made to the same Participant regardless of whether any Option Rights previously granted to such Participant remain unexercised.

(g)	Each grant (other than an award to a Nonemployee Director pursuant to Section 9) shall specify the period or periods of continuous employment of the Optionee by the Corporation or any Subsidiary that are necessary before the Option Rights or installments thereof shall become exercisable, and any such grant may provide for the earlier exercisability of such rights in the event of retirement, death or disability of the Participant or a change in control of the Corporation or other similar transaction or event.

(h)	Any grant of Option Rights may specify Management Objectives that must be achieved as a condition to the exercise of such rights.

(i)	Option Rights granted under this Plan may be (i) options that are intended to qualify under particular provisions of the Code, including without limitation Incentive Stock Options, (ii) options that are not intended to so qualify or (iii) combinations of the foregoing. Incentive Stock Options may be granted only to Participants who, on the date of the grant, are officers or other key employees of the Corporation or any Subsidiary.

(j)	For any Option Rights other than Incentive Stock Options granted prior to May 1, 2008, on or after the Date of Grant, the Committee may provide for the payment to the Optionee of dividend equivalents thereon in cash or Common Shares on a current, deferred or contingent basis. In the case of an Optionee who is, or is determined by the Committee to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision), the payment will be contingent on the achievement of Management Objectives for a specified period. The payment of dividend equivalents also may be subject to additional conditions. In no event shall any such Optionee in any period of one calendar year earn dividend equivalents with a value in excess of $1,000,000. Any Option Rights granted after May 1, 2008 shall not provide for any dividend equivalents thereon.

(k)	No Option Right granted under this Plan may be exercised more than 10 years from the Date of Grant.

(l)	Each grant shall be evidenced by an Evidence of Award, which shall contain such terms and provisions as the Committee may determine consistent with this Plan.

(m)	The Committee reserves the discretion after the Date of Grant to provide for (i) the payment of a cash bonus at the time of exercise; (ii) the availability of a loan at exercise; or (iii) the right to tender in satisfaction of the Option Price nonforfeitable, unrestricted Common Shares, which are already owned by the Optionee and have a value at the time of exercise that is equal to the exercise price.
          5. Appreciation Rights. The Committee may also authorize grants to Participants of Appreciation Rights. An Appreciation Right shall be a right of the Participant to receive from the Corporation an amount, which shall be determined by the Committee and shall be expressed as a percentage (not exceeding 100 percent) of the Spread at the time of the exercise of such right. Each such grant may utilize any or all of the authorizations and shall be subject to all of the requirements contained in the following provisions:
(a)	Any grant may specify that the amount payable upon the exercise of an Appreciation Right may be paid by the Corporation in cash, Common Shares or any combination thereof and may (i) either grant to the Participant or reserve to the Committee the right to elect among those alternatives or (ii) preclude the right of the Participant to receive and the Corporation to issue Common Shares or other equity securities in lieu of cash; provided, however, that no form of consideration or manner of payment that would cause Rule 16b-3 to cease to apply to this Plan shall be permitted.

(b)	Any grant may specify that the amount payable upon the exercise of an Appreciation Right shall not exceed a maximum specified by the Committee on the Date of Grant.

(c)	Any grant may specify (i) a waiting period or periods before Appreciation Rights shall become exercisable and (ii) permissible dates or periods on or during which Appreciation Rights shall be exercisable.

(d)	Any grant may specify that an Appreciation Right may be exercised only in the event of retirement, death or disability of the Participant or a change in control of the Corporation or other similar transaction or event.

(e)	Any grant of an Appreciation Right made prior to May 1, 2008 may provide for the payment to the Participant of dividend equivalents thereon in cash or Common Shares on a current, deferred or contingent basis. Any grant of an Appreciation Right made after May 1, 2008 shall not provide for the payment of any dividend equivalents thereon.

(f)	Each grant shall be evidenced by an Evidence of Award, which shall describe the subject Appreciation Rights, identify any related Option Rights, state that the Appreciation Rights are subject to all of the terms and conditions of this Plan and contain such other terms and provisions as the Committee may determine consistent with this Plan.

(g)	Any grant of Appreciation Rights may specify Management Objectives that must be achieved as a condition of the exercise of such rights.

(h)	Regarding Tandem Appreciation Rights only: Each grant shall provide that a Tandem Appreciation Right may be exercised only (i) at a time when the related Option Right (or any similar right granted under any other plan of the Corporation) is also exercisable and the Spread is positive and (ii) by surrender of the related Option Right (or such other right) for cancellation.

(i)	Regarding Free-standing Appreciation Rights only:
(i)	Each grant shall specify in respect of each Free-standing Appreciation Right a Base Price per Common Share, which shall be equal to or greater than the Market Value per Share on the Date of Grant;

(ii)	Successive grants may be made to the same Participant regardless of whether any Free-standing Appreciation Rights previously granted to such Participant remain unexercised;

(iii)	Each grant shall specify the period or periods of continuous employment of the Participant by the Corporation or any Subsidiary that are necessary before the Free-standing Appreciation Rights or installments thereof shall become exercisable, and any grant may provide for the earlier exercise of such rights in the event of retirement, death or disability of the Participant or a change in control of the Corporation or other similar transaction or event; and

(iv)	No Free-standing Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant.
     6. Restricted Shares. The Committee may also authorize grants or sales to Participants of Restricted Shares upon such terms and conditions as the Committee may determine. Each such grant may utilize any or all of the authorizations and shall be subject to all of the requirements contained in the following provisions:
(a)	Each grant or sale shall constitute an immediate transfer of the ownership of Common Shares to the Participant in consideration of the performance of services, entitling such Participant to dividend, voting and other ownership rights, subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.

(b)	Each grant or sale may be made without additional consideration from the Participant or in consideration of a payment by the Participant that is less than the Market Value per Share on the Date of Grant.

(c)	Each grant or sale shall provide that the Restricted Shares covered thereby shall be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period of at least three years to be determined by the Committee on the Date of Grant, and any grant or sale may provide for the earlier termination of such period in the event of retirement, death or disability of the Participant or a change in control of the Corporation or other similar transaction or event; provided, however, that the Committee may authorize the grant or sale of Restricted Shares that are subject to such a risk of forfeiture for periods of less than three years in amounts that, when taken together with any Deferred Shares granted or sold on such terms pursuant to Section 7(c) of this Plan (after taking any forfeitures into account and excluding all awards of Restricted Shares to Nonemployee Directors pursuant to Section 9 of this Plan), in the aggregate do not exceed two percent of the maximum number of Common Shares specified in Section 3(a) above as being available for awards pursuant to this Plan.

(d)	Each grant or sale shall provide that, during the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Shares shall be prohibited or restricted in the manner and to the extent prescribed by the Committee on the Date of Grant. Such restrictions may include without limitation rights of repurchase or first refusal in the Corporation or provisions subjecting the Restricted Shares to a continuing substantial risk of forfeiture in the hands of any transferee.

(e)	Any grant of Restricted Shares may specify Management Objectives which, if achieved, will result in termination or early termination of the restrictions applicable to such shares and each such grant shall specify in respect of such specified Management Objectives, a minimum acceptable level of achievement and shall set forth a formula for determining the number of Restricted Shares on which restrictions will terminate if performance is at or above the minimum level, but falls short of full achievement of the specified Management Objectives.

(f)	Any grant or sale may require that any or all dividends or other distributions paid on the Restricted Shares during the period of such restrictions be automatically sequestered. Such distribution may be reinvested on an immediate or deferred basis in additional Common Shares, which may be subject to the same restrictions as the underlying award or such other restrictions as the Committee may determine.

(g)	Each grant or sale shall be evidenced by an Evidence of Award, which shall contain such terms and provisions as the Committee may determine consistent with this Plan. Unless otherwise authorized or directed by the Committee, all certificates representing Restricted Shares, together with a stock power that shall be endorsed in blank by the Participant with respect to such shares, shall be held in custody by the Corporation until all restrictions thereon lapse.
7. Deferred Shares. The Committee may also authorize grants or sales of Deferred Shares to Participants upon such terms and conditions as the Committee may determine. Each such grant may utilize any or all of the authorizations and shall be subject to all of the requirements contained in the following provisions:
(a)	Each grant or sale shall constitute the agreement by the Corporation to issue or transfer Common Shares to the Participant in the future in consideration of the performance of services, subject to the fulfillment during the Deferral Period of such conditions as the Committee may specify.

(b)	Each grant or sale may be made without additional consideration from the Participant or in consideration of a payment by the Participant that is less than the Market Value per Share on the Date of Grant.

(c)	Each grant or sale shall provide that the Deferred Shares covered thereby shall be subject to a Deferral Period of at least three years, which shall be fixed by the Committee on the Date of Grant, and any grant or sale may provide for the earlier termination of such period in the event of retirement, death or disability of the Participant or a change in control of the Corporation or other similar transaction or event; provided, however, that the Committee may authorize the grant or sale of Common Shares that are subject to Deferral Periods of less than three years in amounts that, when taken together with any Restricted Shares granted or sold on such terms pursuant to Section 6(c) of this Plan (and after taking any forfeitures into account and excluding all awards of Restricted Shares to Nonemployee Directors pursuant to Section 9 of this Plan), in the aggregate do not exceed two percent of the maximum number of Common Shares specified in Section 3(a) above as being available for awards pursuant to this Plan.

(d)	During the Deferral Period, the Participant shall not have any right to transfer any rights under the subject award, shall not have any rights of ownership in the Deferred Shares and shall not have any right to vote such shares, but the Committee may on or after the Date of Grant authorize the payment of dividend equivalents on such shares in cash or additional Common Shares on a current, deferred or contingent basis.

(e)	Each grant or sale shall be evidenced by an Evidence of Award, which shall contain such terms and provisions as the Committee may determine consistent with this Plan.
        8. Performance Shares and Performance Units. The Committee may also authorize grants to Participants of Performance Shares and Performance Units, which shall become payable to the Participant upon the achievement of specified Management Objectives, upon such terms and conditions as the Committee may determine. Each such grant may utilize any or all of the authorizations and shall be subject to all of the requirements contained in the following provisions:
(a)	Each grant shall specify the number of Performance Shares or Performance Units to which it pertains, subject to the limitations in Section 3, which may be subject to adjustment to reflect changes in compensation or other factors.

(b)	The Performance Period with respect to each Performance Share or Performance Unit shall be determined by the Committee on the Date of Grant and may be subject to earlier termination in the event of retirement, death or disability of the Participant or a change in control of the Corporation or other similar transaction or event.

(c)	Each grant shall specify the Management Objectives that are to be achieved by the Participant and each grant shall specify in respect of the specified Management Objectives a minimum acceptable level of achievement below which no payment will be made and shall set forth a formula for determining the amount of any payment to be made if performance is at or above the minimum acceptable level but falls short of full achievement of the specified Management Objectives.

(d)	Each grant shall specify the time and manner of payment of Performance Shares or Performance Units that shall have been earned, and any grant may specify that any such amount may be paid by the Corporation in cash, Common Shares or any combination thereof and may either grant to the Participant or reserve to the Committee the right to elect among those alternatives.

(e)	Any grant of Performance Shares may specify that the amount payable with respect thereto may not exceed a maximum specified by the Committee on the Date of Grant. Any grant of Performance Units may specify that the amount payable, or the number of Common Shares issued, with respect thereto may not exceed maximums specified by the Committee on the Date of Grant.

(f)	Any grant may provide for the payment to the Participant of dividend equivalents thereon in cash or in additional Common Shares on a current, deferred or contingent basis.

(g)	Each grant of Performance Shares or Performance Units shall be evidenced by an Evidence of Award, which shall contain such terms and provisions as the Committee may determine consistent with this Plan.
          9. Automatic Awards to Nonemployee Directors. The Board may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Nonemployee Directors of Restricted Shares and Common Shares and may also authorize the grant of Option Rights to Nonemployee Directors. Unless otherwise determined by the Board, Restricted Shares, Common Shares and Option Rights shall be automatically granted to Nonemployee Directors as follows:
(a)	2,000 Restricted Shares shall be granted to each Nonemployee Director who was not an employee of the Corporation or any Subsidiary at the time of his first election or appointment to the Board. Such Restricted Shares shall become transferable and nonforfeitable at the rate of 20 percent per year.
(b)	2,500 Common Shares shall be granted to each Nonemployee Director immediately following each annual meeting of shareholders thereafter for so long as he continues to be a Nonemployee Director. Such Common Shares shall be subject only to a restriction on transfer for a period of six months immediately following the Date of Grant thereof and shall bear a legend to that effect.
          Notwithstanding any other provision of this Plan to the contrary, in no event shall any Nonemployee Director in any period of one calendar year receive awards in excess of 6,000 Restricted Shares, 7,500 Common Shares and 9,000 Option Rights to purchase Common Shares.
          Each grant of Restricted Shares or Options to purchase Common Shares shall be evidenced by an Evidence of Award consisting of an award agreement and shall be subject to all of the terms and conditions set forth therein.
10.	Transferability.
(a)	No Option Right or other derivative security (as that term is used in Rule 16b-3) awarded under this Plan shall be transferable by a Participant other than by will or the laws of descent and distribution. Option Rights and Appreciation Rights shall be exercisable during a Participant’s lifetime only by the Participant or, in the event of the Participant’s legal incapacity, by his guardian or legal representative acting in a fiduciary capacity on behalf of the Participant under state law and court supervision. Notwithstanding the foregoing, the Committee, in its sole discretion, may provide for transferability of particular awards under this Plan; provided, however, that no awards granted under this Plan may be transferred in exchange for value or consideration.

(b)	Any award made under this Plan may provide that all or any part of the Common Shares that are (i) to be issued or transferred by the Corporation upon the exercise of Option Rights or Appreciation Rights or upon the termination of the Deferral Period applicable to Deferred Shares, or in payment of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of this Plan, shall be subject to further restrictions upon transfer.

          11. Adjustments. The Committee shall make or provide for such adjustments in the (a) number of Common Shares covered by outstanding Option Rights, Appreciation Rights, Deferred Shares and Performance Shares granted hereunder, (b) prices per share applicable to such Option Rights and Appreciation Rights, and (c) kind of shares (including shares of another issuer) covered thereby, as the Committee in its sole discretion in good faith determines to be equitably required in order to prevent dilution or enlargement of the rights of Participants that otherwise would result from (x) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Corporation, (y) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities or (z) any other corporate transaction or event having an effect similar to any of the foregoing. In the event of any such transaction or event, the Committee may provide in substitution for any or all outstanding awards under this Plan such alternative consideration as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of all awards so replaced. Moreover, the Committee may on or after the Date of Grant provide in the agreement evidencing any award under this Plan that the holder of the award may elect to receive an equivalent award in respect of securities of the surviving entity of any merger, consolidation or other transaction or event having a similar effect, or the Committee may provide that the holder will automatically be entitled to receive such an equivalent award. The Committee may also make or provide for such adjustments in the numbers and kind of shares specified in Section 3, and in the number of Common Shares, Restricted Shares and Option Rights to be granted automatically pursuant to Section 9 of this Plan as the Committee in its sole discretion may in good faith determine to be appropriate in order to reflect any transaction or event described in this Section 11.
          12. Fractional Shares. The Corporation shall not be required to issue any fractional Common Shares pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement thereof in cash.
          13. Withholding Taxes. To the extent that the Corporation is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Corporation for such withholding are insufficient, it shall be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Corporation for payment of the balance of such taxes required to be withheld. At the discretion of the Committee, such arrangements may include relinquishment of a portion of such benefit. In no event, however, shall the Corporation accept Common Shares for payment of taxes in excess of required tax withholding rates, except that, in the discretion of the Committee, a Participant or such other person may surrender Common Shares owned for more than six months to satisfy any tax obligations resulting from any such transaction.
          14. Participation by Employees of a Less-Than-80-Percent Subsidiary. As a condition to the effectiveness of any grant or award to be made hereunder to a Participant who is an employee of a Less-Than-80-Percent Subsidiary, regardless whether such Participant is also employed by the Corporation or another Subsidiary, the Committee may require the Less-Than-80-Percent Subsidiary to agree to transfer to the Participant (as, if and when provided for under this Plan and any applicable agreement entered into between the Participant and the Less-Than-80-Percent Subsidiary pursuant to this Plan) the Common Shares that would otherwise be delivered by the Corporation upon receipt by the Less-Than-80-Percent Subsidiary of any consideration then otherwise payable by the Participant to the Corporation. Any such award may be evidenced by an agreement between the Participant and the Less-Than-80-Percent Subsidiary, in lieu of the Corporation, on terms consistent with this Plan and approved by the Committee and the Less-Than-80-Percent Subsidiary. All Common Shares so delivered by or to a Less-Than-80-Percent Subsidiary will be treated as if they had been delivered by or to the Corporation for purposes of Section 3 of this Plan, and all references to the Corporation in this Plan shall be deemed to refer to the Less-Than-80-Percent Subsidiary except with respect to the definitions of the Board and the Committee and in other cases where the context otherwise requires.

          15. Certain Terminations of Employment, Hardship and Other Special Circumstances. Notwithstanding any other provision of this Plan to the contrary, if permitted by Section 409A of the Code, in the event of termination of employment by reason of death, disability, normal retirement, early retirement with the consent of the Corporation, termination of employment to enter public service with the consent of the Corporation or leave of absence approved by the Corporation, or in the event of hardship or other special circumstances, of a Participant who holds an Option Right or Appreciation Right that is or is not immediately and fully exercisable, any Restricted Shares as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, any Deferred Shares as to which the Deferral Period is not complete, any Performance Shares or Performance Units that have not been fully earned, or any Common Shares that are subject to any transfer restriction pursuant to Section 10(b) of this Plan, the Committee may in its sole discretion take any action that it deems to be equitable under the circumstances or in the best interests of the Corporation, including, without limitation, accelerating the date when any such Option Right becomes exercisable, or waiving or modifying any other limitation or requirement with respect to any award under this Plan.
     16. Foreign Employees. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals, who are employed by the Corporation or any Subsidiary outside of the United States of America or who provide services to the Corporation under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Corporation may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements shall include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Corporation.
       17. Administration of the Plan.
(a)	This Plan shall be administered by the Compensation Committee of the Board, as constituted from time to time. The Committee shall be composed of not less than three members of the Board, each of whom shall (1) meet all applicable independence requirements of the New York Stock Exchange, or if the Common Stock is not traded on the New York Stock Exchange, the principal national securities exchange on which the Common Stock is traded, (2) be a “nonemployee director” within the meaning of Rule 16b-3 and (3) be an “outside director” within the meaning of Section 162(m) of the Code. A majority of the Committee shall constitute a quorum, and the acts of the members of the Committee who are present at any meeting thereof at which a quorum is present, or acts unanimously approved by the members of the Committee in writing, shall be the acts of the Committee.

(b)	The interpretation and construction by the Committee of any provision of this Plan or of any agreement, notification or document evidencing the grant of Option Rights, Appreciation Rights, Restricted Shares or Deferred Shares, Performance Shares and Performance Units and any determination by the Committee pursuant to any provision of this Plan or any such agreement, notification or document, shall be final and conclusive. No member of the Committee shall be liable for any such action taken or determination made in good faith.

(c)	The Committee, to the full extent permitted by law, may delegate to one or more of its members or to one or more other directors or any officer or officers of the Corporation, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and any person to whom duties or powers have been delegated as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. Without limiting the generality of the foregoing, the Committee may, by resolution, authorize one or more officers of the Corporation to do one or both of the following on the same basis as the Committee: (1) designate employees to be recipients of awards under this Plan and (2) determine the size and type of any such awards; provided, however, that (x) the Committee shall not delegate such responsibilities to any such officer for awards granted to an employee who is a director or an executive officer or any person subject to Section 162(m) of the Code and (y) the resolution providing for such authorization sets forth the total number of Common Shares such officer(s) may grant and the terms of any award that such officer(s) may grant.
          18. Amendments and Other Matters. (a) This Plan may be amended from time to time by the Committee; provided, however, that any amendment that must be approved by the shareholders of the Corporation in order to comply with applicable law or the rules of the New York Stock Exchange or, if the Common Shares are not traded on the New York Stock Exchange, the principal national securities exchange upon which the Common Shares are traded or quoted, shall not be effective unless and until such approval has been obtained. Without limiting the generality of the foregoing, the Committee may amend this Plan to eliminate provisions which are no longer necessary as a result of changes in tax or securities laws or regulations, or in the interpretation thereof.
(b)	Neither the Board nor the Committee shall authorize the amendment of any outstanding Option Right or Appreciation Right to reduce the Option Price or Base Price, respectively, without the further approval of the shareholders of the Corporation. Furthermore, no Option Right or Appreciation Right may be cancelled and replaced with awards having a lower Option Price, or cancelled in exchange for cash or other awards, without further approval of the shareholders of the Corporation. This Section 18(b) is intended to prohibit the repricing of “underwater” Option Rights and Appreciation Rights and shall not be construed to prohibit the adjustments provided for in Section 11 of this Plan.

(c)	Except with respect to Options Rights, Appreciation Rights and Restricted Shares, the Committee also may permit Participants to elect to defer the issuance of Common Shares or the settlement of awards in cash under the Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan and which are intended to comply with Section 409A of the Code. The Committee also may provide that deferred settlements include the payment or crediting of interest on the deferral amounts, or the payment or crediting of dividend equivalents where the deferral amounts are denominated in Common Shares.

(d)	The Committee may condition the grant of any award or combination of awards under the Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Corporation or any Subsidiary to the Participant.

(e)	To the extent that any provision of this Plan would prevent any Option Right that was intended to qualify under particular provisions of the Code from so qualifying, such provision of this Plan shall be null and void with respect to such Option Right; provided, however, that such provision shall remain in effect with respect to other Option Rights, and there shall be no further effect on any provision of this Plan.

     19. Detrimental Activity. Any Evidence of Award may provide that if a Participant, either during employment by the Corporation or a Subsidiary or within a specified period after termination of such employment, shall engage in any Detrimental Activity, and the Board shall so find, forthwith upon notice of such finding, the Participant shall:
(a)	Return to the Corporation, in exchange for payment by the Corporation of any amount actually paid therefor by the Participant, all shares of Common Shares that the Participant has not disposed of that were offered pursuant to this Plan within a specified period prior to the date of the commencement of such Detrimental Activity, and
(b)	With respect to any Common Shares so acquired that the Participant has disposed of, pay to the Corporation in cash the difference between:
(i)	Any amount actually paid therefor by the Participant pursuant to this Plan, and

(ii)	The Market Value per Share of the Common Shares on the date of such acquisition.
To the extent that such amounts are not paid to the Corporation, the Corporation may set off the amounts so payable to it against any amounts that may be owing from time to time by the Corporation or a Subsidiary to the Participant, whether as wages, deferred compensation or vacation pay or in the form of any other benefit or for any other reason.
20.	Compliance with Section 409A of the Code.
(a)	To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code. This Plan and any grants made hereunder shall be administrated in a manner consistent with this intent, and any provision that would cause this Plan or any grant made hereunder to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Corporation without the consent of Participants). Any reference in this Plan to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b)	If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) such Participant is a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Corporation from time to time) and (ii) the Corporation makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Corporation shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the first business day of the seventh month after the Participant’s separation from service.

     21. Termination. No grant shall be made under this Plan more than ten years after the date on which this Plan is approved by the shareholders of the Corporation, but all grants made on or prior to such date shall continue in effect thereafter subject to the terms of this Plan.
     22. No Right to Employment. This Plan shall not confer upon any Participant any right with respect to continuance of employment or other service with the Corporation or any Subsidiary and shall not interfere in any way with any right that the Corporation or any Subsidiary would otherwise have to terminate any Participant’s employment or other service at any time.
     23. Governing Law. The Plan and all grants and awards and actions taken thereunder shall be governed by and construed in accordance with the internal substantive laws of the State of Ohio.

c/o National City Bank Shareholder Services Operations Locator 5352 P. O. Box 94509 Cleveland, OH 44101-4509

Vote by Telephone

Have your proxy card available when you call the Toll-Free number 1-888-693-8683 using a touch-tone phone, and follow the simple instructions to record your vote.

Vote by Internet

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Vote by Mail

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535800, Pittsburgh, PA 15253.

Vote by Telephone
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Proxy must be signed and dated below.
ê Please fold and detach card at perforation before mailing. ê

The Timken Company	proxy / voting instruction card
The undersigned appoints W. J. Timken, Jr.; James W. Griffith; and Scott A. Scherff; and each of them, as true and lawful proxies, with full power of substitution, to vote and act for the undersigned as specified on the reverse hereof at the Annual Meeting of Shareholders of THE TIMKEN COMPANY to be held at 1835 Dueber Avenue, S.W., Canton, Ohio, on May 1, 2008 at 1:00 p.m., and at any adjournment thereof, as fully as the undersigned could vote and act if personally present on the matters set forth on the reverse hereof, and, in their discretion on such other matters as may properly come before the meeting, and/or if the undersigned is a participant in one or more of the Company's or its subsidiaries' associate share ownership plans and has stock of the Company allocated to his or her account(s), the undersigned directs the trustee(s) of such plan(s) likewise to appoint the above-named individuals as proxies to vote and act with respect to all shares of such stock so allocated on the record date for such meeting in the manner specified on the reverse hereof at such meeting or any adjournment thereof, and in their discretion on such other matters as may properly come before the meeting.

Signature

Signature (if jointly held)

Date:	, 2008

Please sign exactly as the name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trust or guardian, please give full title as such.

PLEASE SIGN AND RETURN AS SOON AS POSSIBLE

Notice Of Annual Meeting Of Shareholders

May 1, 2008
1:00 p.m.
Corporate Auditorium (C1G)
The Timken Company
1835 Dueber Avenue, S.W.
Canton, OH 44706-2798
Telephone: (330) 438-3000
Parking: Shareholders attending the meeting may park in the visitor lot behind the Corporate Office building.
Note: If your shares are held in street name, please bring a letter with you from your broker stating as such to the Annual Meeting.

For directions to the Annual Meeting, you may call 330-471-3924.
ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE
If you are a registered holder of shares, you have the option to access future shareholder communications (e.g., annual reports, proxy statements, related proxy materials) over the Internet instead of receiving those documents in print. Participation is completely voluntary. If you give your consent, in the future, when our material is available over the Internet, you will receive notification which will contain the Internet location where the material is available. Our material will be presented in PDF format. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company. Once you give your consent, it will remain in effect until you inform us otherwise. You may revoke your consent at any time by notifying the Company’s transfer agent, National City Bank, Post Office Box 92301, Cleveland, Ohio 44193-0900, or the Company in writing.
To give your consent, follow the prompts when you vote by telephone or over the Internet or check the appropriate box located at the bottom of the attached proxy card when you vote by mail.
ê Please fold and detach card at perforation before mailing. ê

The Timken Company	proxy / voting instruction card
The shares represented by this proxy will be voted as recommended by the Board of Directors unless otherwise specified. The Board of Directors recommends a vote FOR proposals 1 and 2 and AGAINST proposals 3 and 4.

1.	Election of Directors to serve in Class II for a term of three years: Nominees:

(1) Phillip R. Cox (2) Robert W. Mahoney (3) Ward J. Timken, Jr. (4) Joseph F. Toot, Jr.

☐	FOR all nominees listed above	☐	WITHHOLD AUTHORITY to vote
	(except as marked to the contrary below)		for all nominees listed above
To withhold authority to vote for any individual nominee, write that nominee’s name or number on the line below:

2.	To approve The Timken Company Long-Term Incentive Plan, as Amended and Restated as of February 5, 2008:

☐ FOR	☐ AGAINST	☐ ABSTAIN
The Board of Directors recommends a vote AGAINST proposals 3 and 4.
3.	Shareholder proposal requesting the Company implement equal employment opportunity policies prohibiting discrimination based on sexual orientation and gender identity.

☐ FOR	☐ AGAINST	☐ ABSTAIN
4.	Shareholder proposal to eliminate classification of terms of the Board of Directors and require all Directors stand for election annually.

☐ FOR	☐ AGAINST	☐ ABSTAIN
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
☐	PLEASE CHECK THIS BOX IF YOU CONSENT TO ACCESS FUTURE ANNUAL REPORTS AND PROXY MATERIAL VIA THE INTERNET ONLY.
CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.